Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of June 22, 2009

among

Laboratory Corporation of America Holdings,

Mastiff Acquisition Corp.

and

Monogram Biosciences, Inc.

ii

Section 8.12	Interpretation; Other.	74

ANNEXES AND EXHIBITS

Annex I – Conditions of the Offer

Exhibit A-1 – Form of Support Agreement (Director)

Exhibit A-2 – Form of Support Agreement (Executive Officer)

Exhibit B – Form of Certificate of Incorporation of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2009 (this “Agreement”), is among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), Mastiff Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), and Monogram Biosciences, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Stock”)(each share of Common Stock being referred to as a “Share” and collectively, as the “Shares”), at a price per Share of $4.55 (such price per share, or such higher price as may be paid in the Offer, is referred to herein as the “Offer Price”), subject to any withholding of Taxes required by Law, net to the seller of such Shares in cash;

WHEREAS, following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the Offer, the Top-Up Option and the other transactions contemplated by this Agreement, collectively, the “Transactions”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share, except as otherwise provided herein, will be converted into the right to receive the Offer Price in cash, without interest, subject to any withholding of Taxes required by Law, in accordance with the terms hereof;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) by resolutions duly adopted, unanimously has (i) determined that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares to Purchaser pursuant to the Offer, and, if necessary under applicable Law, adopt this Agreement;

WHEREAS, the Board of Directors, or an authorized committee thereof, of Parent and Purchaser have, on the terms and subject to the conditions set forth herein, declared advisable this Agreement and the Transactions, including the Offer, the Top-Up Option and the Merger; and

WHEREAS, as a condition to and inducement to Parent’s and Purchaser’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, all of the members of the Company Board of Directors and the executive officers of the Company are executing stockholder agreements with Parent and Purchaser (substantially in the form of Exhibits A-1 and A-2 attached hereto, respectively (the “Support Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I. THE OFFER AND THE MERGER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, within seven business days after the date of this Agreement, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase for cash all Shares at the Offer Price (as adjusted as provided in this Agreement, if applicable) and in compliance with Section 14(d) of the Exchange Act and all other provisions of applicable securities laws.

(b) Subject to the terms and conditions of this Agreement, including the prior satisfaction or waiver of the conditions set forth in Annex I (the “Offer Conditions”), promptly after the latest of (i) the earliest date as of which Purchaser is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer, (ii) the earliest date as of which each of the Offer Conditions has been satisfied, or waived by Parent or Purchaser, and (iii) the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment each Share validly tendered and not properly withdrawn pursuant to the Offer and promptly following the acceptance of Shares for payment pursuant to the Offer pay the Offer Price (without interest) for each Share validly tendered and not properly withdrawn pursuant to the Offer. The obligation of Purchaser (and of Parent to cause Purchaser) to accept for payment, and pay the Offer Price (without interest) for, each Share validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Parent or Purchaser, of each of the Offer Conditions.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains the terms set forth in this Agreement, the Minimum Condition (as defined in Annex I) and the other conditions set forth in Annex I. Purchaser expressly reserves the right to (x) increase the Offer Price and (y) waive any Offer Condition and make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement, without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or reasonably could adversely affect, the holder of Shares, (vi) change or waive the Minimum Condition, or (vii) extend or otherwise change the expiration date of the Offer in a manner other than as required or permitted by this Agreement.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is 20 business days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date to which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, is referred to as the “Expiration Date”).

(e) The Offer shall be extended from time to time as follows:

(i) If on or prior to any then scheduled Expiration Date, any of the Offer Conditions have not been satisfied (other than conditions which by their nature are to be satisfied at the Acceptance Time), or waived by Parent or Purchaser if permitted hereunder, then Purchaser may (or at the request of the Company, Purchaser shall) extend the Offer for one or more successive periods of 10 business days (or such other number of business days as may be jointly determined by Purchaser and the Company) each in order to permit the satisfaction of such conditions (subject to the right of the Purchaser to waive any condition (other than the Minimum Condition) in accordance with this Agreement), provided such extension of the Offer period does not extend past the earlier of (x) the termination of this Agreement pursuant to Section 7.1 and (y) the date, as applicable, that is (A) 90 days after commencement of the Offer (the “Initial Outside Date”), or (B) 120 days after commencement of the Offer in the event that the HSR Condition or the Banking Moratorium Condition shall not have been satisfied, or waived by Parent or Purchaser if permitted hereunder, by the Initial Outside Date (the “Extended Outside Date”); and

(ii) Purchaser shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff or The NASDAQ Stock Market LLC (the “NASDAQ”) or its staff.

(f) If fewer than 90% of the number of outstanding Shares are accepted for payment pursuant to the Offer or acquired through the Offer and exercise of the Top-Up-Option, Purchaser may, in its sole discretion, provide for one “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. Additionally, in the event that more than 80% of the then outstanding Shares have been validly tendered and not properly withdrawn pursuant to the Offer following the Expiration Date, Purchaser shall (and Parent shall cause Purchaser to), at the request of the Company, provide for one “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of at least 10 business days immediately following the Expiration Date unless (i) Parent and Purchaser exercise the Top-Up Option or (ii) Parent, Purchaser and their respective Subsidiaries, in the aggregate, own more than 90% of the outstanding Shares. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay the Offer Price (without interest) for, each Share that is validly tendered and not properly withdrawn pursuant to the Offer during such “subsequent offering period” promptly after any such Share is tendered during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f).

(g) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated pursuant to Section 7.1.

(h) In the event that this Agreement is terminated pursuant to Section 7.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within 24 hours of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares pursuant to the Offer.

(i) As soon as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Purchaser shall file with the SEC, pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement, and ancillary documents and instruments pursuant to which the Offer will be made (collectively, together with any amendments and supplements thereto, and together with the Schedule TO and any amendments and supplements thereto, the “Offer Documents”). The Company will provide to Parent and Purchaser any information with respect to itself and its officers, directors and Affiliates required to be provided in the Offer Documents under applicable Laws or as reasonably requested by Parent and Purchaser. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Purchaser shall use commercially reasonable efforts to cause the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC or disseminated to the holders of Shares, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment on any such written responses before they are submitted to the SEC or its staff, and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Each of Parent and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. The Company hereby consents to the inclusion in the Offer Documents of the Company Board Recommendation, as such Company Board Recommendation may be amended and for so long as such Company Board Recommendation is not withdrawn (in each case as permitted by this Agreement). If the Offer is terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offer, Purchaser shall promptly return, and shall cause any depository, acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.

(j) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Shares pursuant to the Offer.

(k) Parent shall cause to be provided to Purchaser all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer, and shall cause Purchaser to perform, on a timely basis, all of Purchaser’s obligations under this Agreement.

Section 1.2 Company Actions.

(a) As promptly as practicable on the day the Offer is commenced, following the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.2(c), contain the Company Board Recommendation. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. The Company shall use commercially reasonable efforts to cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other applicable Laws. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective officers, directors, Affiliates and agents required to be provided in the Schedule 14D-9 under applicable Laws or as reasonably requested by the Company. To the extent reasonably practicable, the Schedule 14D-9 shall be mailed to holders of Shares with the Offer Documents (and if so, the expense of such mailing shall be borne by Parent in connection with its dissemination of the Offer Documents). The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by the Exchange Act. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC or disseminated to the holders of Shares and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on any such written responses before they are submitted to the SEC or its staff and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, together with copies of all lists of stockholders, security position listings and computer files and all other information known to the Company regarding the beneficial owners of the Shares, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Shares, updated promptly from time to time upon Purchaser’s request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions contemplated by this Agreement, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

Section 1.3 Directors.

(a) Upon Purchaser accepting, for the first time, for payment and paying for such number of Shares validly tendered and not properly withdrawn pursuant to the Offer as satisfies the Minimum Condition (the “Acceptance Time”), and at all times thereafter, subject to compliance with the Company Charter Documents, applicable Law and the applicable Marketplace Rules of the NASDAQ, Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on the Company Board of Directors (after giving effect to the directors elected or designated by Purchaser pursuant to this sentence) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their Affiliates bears to the total number of Shares then outstanding. The Company shall, upon Purchaser’s request at any time following the purchase of and payment for Shares pursuant to the Offer, take all such actions necessary to (I) appoint to the Company Board of Directors the individuals designated by Purchaser and permitted to be so designated by the first sentence of this Section 1.3(a), including, but not limited to, promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the bylaws of the Company if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable Purchaser’s designees to be so elected or designated to the Company Board of Directors, and (II) cause Purchaser’s designees to be so appointed at such time. The Company shall, upon Purchaser’s request following the Acceptance Time, also cause Persons elected or designated by Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of each committee of the Company Board of Directors to the extent permitted by applicable Law and the NASDAQ Marketplace Rules. From and after the Acceptance Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by NASDAQ Marketplace Rule 5615(c) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Purchaser’s designees to be elected or designated to the Company Board of Directors. Purchaser shall supply the Company with information with respect to Purchaser’s designees and Parent’s and Purchaser’s respective officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective Affiliates may have as a record holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(b) In the event that Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three (3) directors who are members of the Company Board of Directors on or prior to the date hereof and who are not officers, directors or employees of Parent, Purchaser, or any of their Affiliates, each of whom shall be an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and NASDAQ rules, and at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the Company shall take all necessary action (including creating a committee of the Company Board of Directors) so that the Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate three Persons who are not officers, directors or employees of Parent, Purchaser, or any of their Affiliates to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Purchaser’s designees constitute a majority of the Company Board of Directors after the Acceptance Time and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Company Charter Documents or applicable Law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of

Shares (other than Parent or Purchaser), (iii) to amend the Company Charter Documents if such action would adversely affect the holders of Shares (other than Parent or Purchaser), or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would adversely affect, or would reasonably be expected to adversely affect, the holders of Shares (other than Parent or Purchaser).

Section 1.4 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the DGCL as a wholly-owned subsidiary of Parent.

Section 1.5 Closing.

Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second (2nd) business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Hogan & Hartson LLP, 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21202, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.6 Effective Time.

Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the DGCL and duly executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.7 Effects of the Merger.

The Merger shall have the effects set forth in applicable provisions of Delaware law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Purchaser shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.8 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit B hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Notwithstanding the foregoing, Parent and the Surviving Corporation shall ensure that the terms of such certificate of incorporation and bylaws will at all times comply with the requirements of Section 5.7 during the period of time specified in Section 5.7.

Section 1.9 Directors and Officers of the Surviving Corporation.

Each of the parties hereto shall take all necessary action to cause the directors and officers of Purchaser immediately prior to the Effective Time to be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.10 Stockholders’ Meeting.

If approval of the stockholders of the Company is required under DGCL in order to consummate the Merger:

(a) As promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, the Company shall prepare and file as promptly as practicable with the SEC a proxy or information statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement; provided, that Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel with the intention that the Proxy Statement be in a form ready to print and mail to the stockholders of the Company as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable. Parent and Purchaser will provide to the Company any information with respect to Parent and Purchaser and their respective officers, directors, Affiliates and agents required to be provided in the Proxy Statement under applicable Laws or as reasonably requested by the

Company. The Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the DGCL. The Company shall respond promptly to any comments made by the SEC or its staff with respect to the Proxy Statement. The Company shall provide Parent, Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses before they are submitted to the SEC or its staff and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.11(b)(ii), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).

(b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:

(i) (A) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, duly set a record date for, call and give notice of a special meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Purchaser), and (B) as promptly as practicable following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, convene and hold the Special Meeting; and

(ii) cause the definitive Proxy Statement to be mailed to its stockholders.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of their respective Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required by the DGCL and any other applicable Law to effect the Merger.

Section 1.11 Merger Without Meeting of Stockholders.

Notwithstanding the terms of Section 1.10, in the event that Parent, Purchaser and their respective Subsidiaries shall own of record, in the aggregate, at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the adoption of this Agreement under the DGCL (the “Short Form Threshold”), following the Acceptance Time and the expiration of any “subsequent offering period” provided by Purchaser pursuant to and in accordance with this Agreement, if applicable, and the exercise of the Top-Up Option, if applicable, Parent shall cause the Merger to become effective as promptly as practicable, without a meeting of stockholders of the Company, in accordance with Section  253 of the DGCL.

Section 1.12 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase with a promissory note, bearing simple interest at 6% per annum, and due 30 days after the Top-Up Closing (a “Promissory Note”), at a price per share equal to the Offer Price, that number of shares of Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent, Purchaser and their respective Subsidiaries at the time of such exercise, shall constitute 1,000 shares more than 90% of the shares of Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); and provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Common stock in excess of the Company’s total authorized and unissued shares of Common Stock (including shares that are otherwise subscribed to or committed to be issued). The obligation of the Company to issue shares will be subject to compliance with all applicable regulatory and stock exchange requirements.

(b) Provided that no applicable Law or other legal impediment shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 7.1.

(c) In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which the Purchaser wishes to receive, and the place, time and date (which shall be no earlier than one business day after the Top-Up Notice Date and no later than seven business days after the Top-Up Notice Date) for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by delivery of a Promissory Note in an aggregate principal amount equal to the amount specified in the Top-Up Notice Receipt, and the Company shall cause to be issued to Purchaser a certificate or certificates representing the Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws.

(d) Parent and Purchaser acknowledge that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE II. EFFECT OF THE MERGER ON THE CAPITAL STOCK; EXCHANGE

OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or of any shares of capital stock of Purchaser:

(a) Capital Stock of Purchaser. Each issued and outstanding share of capital stock of Purchaser shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any Shares that are owned by the Company as treasury stock or owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time, and any Shares owned by Parent, Purchaser or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). The Shares that are so converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) are referred to herein as the “Merger Shares.”

(d) Adjustment to Merger Consideration. Without duplication to the effects of Section 1.1(j), the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing or who otherwise did not validly waive their right to appraisal) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. In any appraisal negotiations or proceeding, the Company, Purchaser and Parent shall not assert that the number of shares of the Company outstanding for purposes of determining fair value includes the Top-Up Option Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section  2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit the aggregate Merger Consideration to which holders of Merger Shares shall become entitled pursuant to Section 2.1(c) with the Paying Agent, for the benefit of the holders of the Merger Shares outstanding immediately prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Merger Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Certificates”) and to any uncertificated Merger Shares held in book-entry form (“Uncertificated Shares”) shall pass, only upon delivery of the

Certificates or transfer of the Uncertificated Shares to the Paying Agent, and which shall be in such form and shall have such other provisions as is customary) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for payment of the Merger Consideration. Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may require) in the case of book-entry transfer of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive promptly in exchange therefor the Merger Consideration, without interest, for each Merger Share formerly represented by such Certificate or Uncertificated Share, and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Shares is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration in respect thereof or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the Merger Shares upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Merger Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Merger Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration therefor, without interest, upon compliance with the provisions of Section 2.2(b) or as otherwise provided by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount and upon such customary terms as Parent or the Paying Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Merger Shares formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following 12 months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Merger Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or transfer of any Uncertificated Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Offer Price and Merger Consideration otherwise payable to a holder of Shares or of Merger Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) Parent, Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, shall remit such withheld amounts to the applicable Governmental Authority, and (ii) the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Company Stock Options.

(a) Prior to the Acceptance Time, the Company shall take all actions necessary to provide that each option (other than Warrants) outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) (each, an “Option”) that represents the right to acquire shares of Common Stock shall (i) be fully vested and exercisable, and (ii) be cancelled and be of no further force or effect as of the Effective Time (other than for the right to receive the cash payment, if any, contemplated by the next sentence). Each holder of an Option that is (i) outstanding and unexercised and (ii) has an Adjusted Exercise Price that is less than the Merger Consideration immediately prior to the Effective Time shall be entitled to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Option, an amount in cash (such amount, the “Net Option Consideration”) equal to the excess, if any, of (x) the Merger Consideration over (y) the Adjusted Exercise Price of such Option (including if such Adjusted Exercise Price is less than zero), multiplied by the number of Shares subject to such Option immediately prior to the Effective Time. For purposes of this Section 2.3 the “Adjusted Exercise Price” of each Option shall mean the per share exercise or “strike” price of such Option minus the amount payable to such holder for each Share covered by the Option pursuant to the Contingent Value Rights Agreement. Any such payment shall be subject to all applicable Tax withholding requirements. For the purpose of clarity, any unexercised Option with an Adjusted Exercise Price equal to or greater than the Merger Consideration shall be canceled upon the Effective Time without payment. Neither the Company nor the Company Board of Directors shall take any action, pursuant to the Company Stock Plans or otherwise, to cause Parent, Purchaser or the Surviving Corporation to (i) assume any of the Company Stock Plans or any Option, (ii) substitute any similar plan, option or restricted share for any of the Company Stock Plans or any Option, or (iii) cause any of the Company Stock Plans or any Option to continue in full force and effect following the Effective Time. Prior to or promptly following the Effective Time, the Company or the Surviving Corporation (as the case may be) shall mail to each person who is a holder of an outstanding Option (regardless of whether such Option is or was vested or exercisable at the Effective Time) a letter describing the treatment of and payment for such Option pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Option in accordance with this Section.

(b) Prior to the Acceptance Time, the Company shall take all actions necessary to terminate all the Company Stock Plans effective at or prior to the Effective Time.

(c) Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

Section 2.4 Company Warrants.

At the Effective Time, any warrant outstanding immediately prior to the Effective Time that provides the right to acquire shares of Common Stock (each, a “Warrant”) shall be converted into a right to receive, upon exercise of such Warrant and payment of the exercise price in respect thereof, a cash amount equal to the Warrant Consideration for each share of Common Stock subject to such Warrant and for which such Warrant has been exercised. The “Warrant Consideration shall mean, with respect to any share of Common Stock issuable under a particular Warrant, an amount equal to the Merger Consideration.

Section 2.5 Employee Stock Purchase Plan.

Prior to the Acceptance Time, the Company shall take any and all actions with respect to the Company’s 2000 Employee Stock Purchase Plan, as amended (the “ESPP”) as are necessary to provide that, subject to consummation of the Merger, the ESPP shall terminate, effective on the date immediately prior to the Closing Date (the “ESPP Termination Date”). Prior to the date of this Agreement, the Company has taken all action (and provided Parent evidence thereof) necessary to suspend the ESPP. As of the date of this Agreement, as of the ESPP Termination Date and as of the Closing, no Rights (as defined in the ESPP) are or will be outstanding under the ESPP providing any participant in the ESPP with the right to purchase any shares of Common Stock, and the Company has not taken any action and is not under any obligation to provide for the future grant of any Rights under the ESPP. Prior to the Closing, the

Company shall not grant or provide for the grant of any Rights under the ESPP to any participant thereunder or provide for any Offering or set any Offering Date (each as defined under the ESPP).

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Purchaser as follows, except as set forth in (i) the disclosure schedule, with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be disclosed with respect to any other section or subsection of this Agreement to the extent such disclosure is accompanied by an appropriate cross reference to such other section or subsection), delivered by the Company to Parent simultaneously with the execution of this Agreement and signed by an authorized officer of the Company in his or her capacity as an officer of the Company (the “Company Disclosure Schedule”) and (ii) the Recent SEC Documents (but only as and to the extent (A) specifically set forth on the face thereof (and not incorporated by reference therein) and (B) readily apparent from a reading of such Recent SEC Documents that they pertain to the subject matter of the representation and warranty and excluding (I) any disclosure that constitutes a “risk factor,” including disclosures contained in the “Risk Factors” sections of such Recent SEC Documents or that relates to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature, including disclosures contained in the “Disclosure Regarding Forward-Looking Statements” sections of such Recent SEC Documents and (II) any documents filed as exhibits to such Recent SEC Documents to the extent the information is only set forth in such exhibits); provided that the foregoing exception in clause (ii) shall not apply to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.20, 3.21 and 3.22.

Section 3.1 Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not have and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered or made available to Parent correct and complete copies of its certificate of incorporation and bylaws, as amended (the “Company Charter Documents”), and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions in any material respect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 84,000,000 shares of Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $.001 per share (the stock referred to in clause (ii) “Preferred Stock”). At the close of business on June 19, 2009, (i) 23,042,427 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury, (iii) 5,837,882 shares of Common Stock were reserved for issuance under the Company Stock Plans (of which 4,733,255 shares of Common Stock were subject to outstanding Options granted under the Company Stock Plans), (iv) 4,465 shares of Common Stock were issuable upon the exercise of outstanding Warrants, (v) 3,524,598 shares of Common Stock were issuable upon conversion of the Convertible Notes, (vi) no shares of Preferred Stock were issued or outstanding, and (vii) no shares of Restricted Stock were outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except (x) as set forth above in this Section 3.2(a) or in Section 3.2(b) of the Company Disclosure Schedule or (y) as otherwise expressly permitted by Section 5.1 hereof, as of the date of this Agreement there are not, and as of the Acceptance Time and the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, Options, Warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company or representing the right to purchase or otherwise receive any Common Stock or Preferred Stock. Section 3.2(a) of the Company Disclosure Schedule sets forth the total Net Option Consideration payable pursuant to the Merger to all holders of Options with an Adjusted Exercise Price less than the Merger Consideration, as of the date of the Agreement. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a correct and complete list, as of June 19, 2009, of all outstanding Options, Warrants, convertible securities (including the Convertible Notes) or other rights to purchase or receive shares of Common Stock and, for each such Option, Warrant, convertible security (including Convertible Note) or other right, the number of shares of Common Stock subject thereto, the name of the holder thereof, and, as applicable, the Company Stock Plan under which issued, the terms of any vesting thereof, the grant and expiration dates, and exercise or conversion price thereof. Since January 1, 2009, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of options granted under the Company’s equity incentive plans set forth in Section 3.12(a) of the Company Disclosure Schedule.

(c) Each Subsidiary of the Company is wholly-owned by the Company. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concepts are applicable) and, except for Permitted Liens, are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States (collectively, “Liens”)). None of the Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary. There are no outstanding obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests of the Subsidiaries.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the receipt of Company Stockholder Approval, if required by applicable Law. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, subject, in the case of the Merger, to the receipt of Company Stockholder Approval, if required by applicable Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and public policy (the “Bankruptcy and Equity Exception”).

(b) The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their shares to Purchaser pursuant to the Offer, and, if necessary under applicable Law, adopt this Agreement ((i), (ii), and (iii) being referred to collectively as the “Company Board Recommendation”).

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, will not (subject, in the case of the Merger, to the receipt of Company Stockholder Approval, if required by applicable Law):

(i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Organizational Documents; or

(ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than as set forth in Section 3.3(c) of the Company Disclosure Schedule) upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, are not, or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) In the event that Section 253 of the DGCL is inapplicable and unavailable to effect the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4 Governmental Approvals, Filings and Consents.

Except for consents, approvals, filings and/or notices required by (a) the SEC, including (1) a Proxy Statement if stockholder approval of the Merger is required under applicable Law, (2) the Schedule 14D-9, (3) the information required by Rule 14f-1 promulgated under the Exchange Act, (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Offer and the Merger, and (4) any other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the NASDAQ, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the HSR Act and Applicable Foreign Competition Laws, no material consents or approvals of, or material filings, declarations or registrations with, any Governmental Authority are necessary to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with the SEC since January 1, 2006 (collectively, and together with all documents incorporated by reference therein, but excluding any exhibits filed therewith to the extent the information set forth therein is not incorporated by reference into such report, schedule, form, prospectus, registration, proxy or other statement, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) and if later amended or superseded, then as of the date of such later filing, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates or if later amended or superseded then as of the date of such later filing contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by SEC rules and regulations, including Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

(c) The Company is, and during the last three years has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. The Company has established and maintains disclosure controls and procedures (as defined in and satisfying the requirements of Rule 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, the Company has not received any material complaints regarding accounting, internal accounting controls or auditing matters, including any such material complaint regarding questionable accounting or auditing practices. To the Knowledge of the Company, the Company has not identified any currently existing material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reasonable basis to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when due. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown), whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of March 31, 2009 (the “Company Balance Sheet” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 6, 2009, or (ii) liabilities that, individually or in the aggregate, do not have and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes or Events.

Between the Balance Sheet Date and the date of this Agreement, except as expressly contemplated by this Agreement or disclosed in the Company SEC Documents, (a) there has not been any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice; (c) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision; and (d) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material tangible asset of the Company or any of its Subsidiaries which materially adversely affects the use thereof.

Section 3.7 Legal Proceedings.

Except as disclosed in Section 3.7 of the Company Disclosure Schedule, as of the date of the Agreement there is no pending and served or, to the Knowledge of the Company, pending and not served or threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any settlement agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action by or before any Governmental Authority.

Section 3.8 Compliance With Laws.

(a) The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Laws applicable to the Company or to any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations, except for violations that have not resulted in, or that would not reasonably be expected to result in, any fines, penalties, or other sanctions material to the Company and its Subsidiaries, taken as a whole, or in any criminal penalties (other than potential minor misdemeanor charges).

(b) The Company and its Subsidiaries have been duly granted all material Permits necessary for the conduct of their businesses as currently conducted. The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with the terms of all material Permits, each of which is valid and in full force and effect. Neither the Company nor any of its Subsidiaries has received notice to the effect that a Governmental Authority (i) has claimed or alleged that the Company or any Subsidiary of the Company was not in material compliance with any material Law applicable to the Company or any Subsidiary of the Company, any of their properties or other assets or any of their businesses or operations or was not in compliance with the provisions or obligations of any material Permits held by the Company or any Subsidiary of the Company, or (ii) was considering the amendment, suspension, restriction, termination, revocation or cancellation of any material Permit or the imposition of any fine, penalty or other sanctions for the violation of any requirements relating to any material Permit.

(c) In connection with any business of the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any directors, officers, employees, or agents of the Company or any of its Subsidiaries have, in violation of any Law (i) directly or indirectly, in cash or in kind, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity) (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or to pay for special concessions already obtained for or in respect of the Company, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

(d) The Company and its Subsidiaries (i) are certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs for which the Company is eligible (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), are referred to collectively as the

“Governmental Programs”) (it being understood that not all of the Company’s and its Subsidiaries’ laboratory services are approved for reimbursement under any or all of such Governmental Programs) and (ii) currently participate in the Governmental Programs pursuant to provider agreements and receive payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”), and (iii) are in good standing with the Government Programs and Private Programs and (iv) have no outstanding overpayments or refunds due to Government Programs or Private Programs individually in excess of $25,000 or in the aggregate in excess of $100,000. The Company and its Subsidiaries have timely filed all material claims and reports required to be filed by them prior to the date hereof with respect to the Governmental Programs and Private Programs, all fiscal intermediaries and/or carriers for such programs, and other insurance carriers (“Payor Claims”). All Payor Claims that have been filed are complete, accurate and in compliance with applicable Law in all material respects. The Company and its Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments that have become due pursuant to Payor Claims. Neither the Company nor its Subsidiaries have claimed or received reimbursements from Government Programs or Private Programs in excess of the amounts permitted by applicable Law which have not been corrected or remitted to such Government Program or Private Program without the imposition of any fine, penalty or other sanction by such Government Program or Private Program. Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending or threatened investigations, audits or other actions, relating to the Company’s or its Subsidiaries’ participation in any Governmental Program or Private Program, nor have their been any within the last three years. The Company and its Subsidiaries are not subject to, nor have they been subject to in the last three years, any pre-payment utilization review or other utilization review.

(e) No Governmental Program or Private Program (collectively, “Payment Program”) has imposed in the last three years a fine, penalty or other sanction on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have been excluded in the last three years from participation in any Payment Program. All billing practices of the Company and its Subsidiaries with respect to all Payment Programs have been in compliance with all applicable Laws in all material respects.

(f) All of the Company’s tests, assays and other activities offered for patient testing comply in all material respects with all regulations and/or standards prescribed and/or endorsed by the College of American Pathologists.

(g) The Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with 42 U.S.C. § 1395nn and the regulations promulgated thereunder.

(h) None of the Company nor its Subsidiaries, to the Knowledge of the Company, any director, officer or employee of the Company or its Subsidiaries, or, to the Actual Knowledge of the Company, any agent of the Company or its Subsidiaries:

(i) has been convicted of or, to the Knowledge of the Company, has been charged by any Governmental Authority or by any third party on behalf of any Governmental Authority with any violation of any Law related to any Governmental Program;

(ii) has been convicted of, or, to the Knowledge of the Company, has been charged by any Governmental Authority with any violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii) is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or, to the Knowledge of the Company, has committed any violation of any Law that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

Section 3.9 Other Regulatory Matters

(a) During the last three years, neither the Company nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Laws by the Company or its Subsidiaries with respect to any Company Product.

(b) During the last three years, there have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any of the Company Products and neither the Company nor its Subsidiaries has within the last three years, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Company Product.

(c) During the last five years, all filings with and submissions to any Governmental Authority made by the Company or its Subsidiaries with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

Section 3.10 Offer Documents and the Schedule 14D-9.

The information supplied by the Company expressly for inclusion in the Offer Documents will not, when filed with the SEC and at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and the rules and regulations thereunder and will not, when filed with the SEC and at the time of distribution or dissemination thereof to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser expressly for inclusion therein.

Section 3.11 Tax Matters.

(a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or reserved on the Company Balance Sheet in accordance with GAAP all Taxes due and owing (whether or not shown on any return).

(b) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Company Balance Sheet.

(c) The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

(d) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax free treatment under Section 355 of the Code.

(g) No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received by the Company or any of its Subsidiaries.

(h) There is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) to the Knowledge of the Company, otherwise claimed or raised by any Governmental Authority.

(i) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(j) The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(k) As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(l) There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with generally accepted accounting principles) upon any of the assets of the Company or any of its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any affiliated group of which the Company was the common parent corporation or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise).

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(o) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(p) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service (“IRS”) with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(q) The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(r) The unpaid Taxes of the Company and its Subsidiaries (i) did not as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(s) For purposes of this Agreement: (x) “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.12 Employee Benefits and Labor Matters.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, policies, agreements or arrangements with respect to which the Company or any of its ERISA Affiliates has any obligation or liability, contingent or otherwise, in effect, for current or former employees including but not limited to (A) employment, individual consulting or other compensation agreements, in each case, requiring annual compensation in excess of $50,000 (other than agreements with respect to at-will employment or with consultants, in each case, that are terminable without cause on 30 days or less notice and that do not require any payment in connection with such termination (other than with respect to wages, benefits or other amounts accrued prior to termination) in connection with such termination), (B) cash bonus plans or policies or other cash incentive compensation plans or policies, (C) stock purchase plans, equity or equity-based compensation plans, (D) deferred compensation plans, (E) director, officer or employee loans (excluding 401(k) Plan loans), (F) change in control and severance agreements and (G) retention, termination, retirement, death, disability, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans and policies (collectively, the “Company Plans”); provided, that, Section 3.12(a) of the Company Disclosure Schedule need not list individual awards, grants or accrued levels, if the plan, policy, agreement or arrangement pursuant to which such individual awards, grants, or accrued levels relate is already listed on Section 3.12(a) of the Company Disclosure Schedule. No Company Plan is subject to Title IV of ERISA, is a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA. For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto (for the last three completed plan years); (ii) Forms 5500 and all schedules thereto for the last three (3) completed plan years, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions and any subsequent summary of material modification; (vi) written summaries of all non-written Company Plans and (vii) any material correspondence with the IRS, Department of Labor or the Pension Benefit Guaranty Corporation.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws. Neither the Company or any of its Subsidiaries nor to the Knowledge of the Company, any other “disqualified person” or “party in interest,” as defined in Code Section 4975 and ERISA Section 3(14), respectively, has engaged in any non-exempt “prohibited transaction,” as defined in Code Section 4975 or ERISA Section 406, with respect to any Company Employee Benefit Plan. No fiduciary violations under Title I of ERISA have occurred with respect to any Company Plan.

(d) The Company Plans intended to qualify under Section 401 or for other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination from the IRS that they are so qualified or are the subject of a favorable opinion letter, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e) All contributions and benefits required to have been made or paid under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.

(f) There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(g) None of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA or as may be required under the American Recovery and Reinvestment Act of 2009, Title III, Section 3001, and at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company is not an employee for such purposes.

(j) All arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder. None of the Transactions will result in a deferral of compensation under any Company Plan that is subject to Section 409A of the Code. Each Option issued under any Company Plan (or any predecessor plan providing for the issuance of Options to employees of the Company or any of its Subsidiaries) that has been exercised has been properly treated by the Company as an incentive stock option under Code Section 422 or as a nonstatutory option, as applicable. All Options granted under any Company Plan were granted with an exercise price at least equal to the fair market value of the Common Stock on the date of grant of such Option and no Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Option).

(k) To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor, to the Knowledge of the Company, has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining

Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since January 1, 2005.

(l) The Company Board of Directors, at a meeting duly called and held, has determined that each of the members of the Compensation Committee of the Company Board of Directors (the “Compensation Committee”) is, and the Company represents and warrants that each of the members of the Compensation Committee is and at the Expiration Date will be, “independent directors” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and eligible to serve on the Compensation Committee under the Exchange Act and all applicable NASDAQ Listing Rules. On or prior to the date hereof, the Compensation Committee, at a meeting duly called and held, approved each Company Compensation Arrangement in effect as of the date hereof as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”), and has taken all other action necessary to satisfy the requirements of the non-exclusive safe-harbor with respect to such Company Compensation Arrangements in accordance with Rule 14d-10(d)(2) under the Exchange Act.

(m) No Company Plan is an employee stock ownership plan within the meaning of Code Section 4975(e)(7) or otherwise invests in employer securities as defined in Code Section 409(l).

Section 3.13 Environmental Matters.

(a) The Company and its Subsidiaries are in material compliance with all Environmental Laws and, except for any matters that have been fully and finally resolved without further liability to the Company and its Subsidiaries, at all other time have been in material compliance with all Environmental Laws.

(b) There are no pending and served or, to the Knowledge of the Company, pending and not served or threatened Environmental Claims against the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring that would reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or to cause any of the Leased Real Property to be subject to any material restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(c) The Company and its Subsidiaries have been duly issued and maintain all material Environmental Permits necessary to operate the business or assets of the Company and its Subsidiaries as currently operated. Section 3.13(c) of the Company Disclosure Schedule sets forth a correct and complete list of all such Environmental Permits, all of which are valid and in full force and effect. The Company and its Subsidiaries have timely filed applications for all Environmental Permits, and all of the Environmental Permits listed on the Company Disclosure Schedule are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the Transactions.

(d) The Company or its Subsidiaries have not installed or used any of the following in connection with their business, and to the Knowledge of the Company, none of the following are present at the Leased Real Property: (i) underground storage tanks; (ii) any landfill or other unit for the treatment or disposal of Hazardous Materials; (iii) filled in land or wetlands; (iv) PCBs; (v) toxic mold; (vi) lead-based paint; or (vii) asbestos-containing materials.

(e) Except as would not result in material liability to the Company or its Subsidiaries, there has not been, and the Company and its Subsidiaries have not caused, any Release of Hazardous Materials at, on, under or from any real property formerly owned, operated or leased by the Company or its Subsidiaries, during the period of such ownership, operation, or tenancy, and to the Company’s Knowledge, there has been no Release of Hazardous Materials at, on, under, or from the Leased Real Property.

(f) The Company and its Subsidiaries have made available to Parent copies of all environmental assessments, reports, audits and all material documents in their possession that relate to their compliance with Environmental Laws or the environmental condition of any real property that the Company or any of its Subsidiaries has owned, operated or leased.

(g) Neither the Company nor any of its Subsidiaries has received written notice that the Leased Real Property, or any property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws. Neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be subject to material liability for Remediation of such location pursuant to Environmental Laws.

Section 3.14 Contracts.

(a) Set forth on Section 3.14(a) of the Company Disclosure Schedule is a list of each Contract to which the Company or any Subsidiary of the Company is a party to or by which the Company or any Subsidiary, or any of their respective assets, is bound that, as of the date hereof:

(i) would be considered a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) is a customer, client or supply Contract that requires total annual consideration in excess of $100,000;

(iii) contains any non-compete or exclusivity provisions that purport to (A) limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business in any material respect or (B) restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services in any material respect;

(iv) creates any partnership, limited liability company, joint venture, or other similar agreement or Contract with a third party (other than collaboration, joint sponsored study agreements and similar agreements entered into in the ordinary course of business and that are not otherwise Material Contracts);

(v) provides for the acquisition, sale, lease, exchange or option to purchase any material properties or assets of the Company or any Subsidiary (other than the sale of Company Products to its customers in the ordinary course of its business);

(vi) provides for the Company or any Subsidiary to indemnify or hold harmless any director, officer, employee or consultant (other than, in the case of consultants, Contracts which include provisions to indemnify or hold harmless such consultant, which were entered into in the ordinary course of business and that are not otherwise Material Contracts) of the Company or any Subsidiary or any Affiliate of the Company;

(vii) is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program;

(viii) provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any Subsidiary of the Company is a party;

(ix) relates to the voting or registration for sale under the Securities Act of any securities of the Company;

(x) (a) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, is a (1) lease or rental Contract, (2) consulting Contract (requiring total annual consideration to the Consultant in excess of $50,000), or (3) Contract granting a right of first refusal or first negotiation or (b) is an Inbound License or an Outbound License;

(xi) primarily relates to the provision of services by any vendor relating to billing, coding and/or reimbursement;

(xii) is for the sale of goods or services that requires total annual consideration in excess of $100,000 to any Governmental Authority other than any participating provider agreement with Medicare, Medicaid or federal or state health departments;

(xiii) is a material managed care Contract granting any party “most favored nation” status with respect to pricing; or

(xiv) represents any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.14(a) of the Company Disclosure Schedule and any and all other Contracts entered into in accordance with Section 5.1 are each referred to herein as a “Material Contract” and collectively as the “Material Contracts”).

(b) The Company has heretofore delivered or made available to Parent or Parent’s legal counsel correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar material documentation relating thereto.

(c) Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms by the Company and each of its Subsidiaries that is a party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is required by any Material Contract in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Transactions or the performance by the Company of its obligations hereunder. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract.

Section 3.15 Title to Properties and Liens; Real Property.

(a) The Company and each of its Subsidiaries have good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets. There are no Liens on any such tangible properties or assets, except for Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries owns or has, at any time, owned any real property.

(c) Section 3.15(c) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all leases or subleases (each a “Real Property Lease”) or other agreements relating to the Leased Real Property have been delivered or made available to Parent.

(d) The Company or its Subsidiary holds a valid and existing leasehold interest in each of the Leased Real Property. With respect to each of the Real Property Leases:

(i) each such Real Property Lease is in full force and effect;

(ii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Real Property Lease is in material breach or material default of its obligations under such Real Property Lease in any material respect; and

(iii) Neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in any Real Property Lease, other than for any Permitted Liens.

(e) To the Knowledge of the Company, the current use, occupancy and operation of each Leased Real Property by the Company or its Subsidiaries is in compliance in all material respects with all applicable Laws, deeds, easements, restrictions, leases, licenses, Permits or other arrangements or requirements (including any building or zoning codes) affecting such leased premises.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule accurately identifies each Company Product as of the date of this Agreement.

(b) Section 3.16(b) of the Company Disclosure Schedule (i) sets forth, as of the date of this Agreement, a complete and accurate list of all Patents, registered Marks, pending applications for registrations of any Marks, and registered Copyrights owned by the Company or any of its Subsidiaries and included in the Company Intellectual Property (collectively, the “Registered IP”), identifying for each such item of Company Intellectual Property, if applicable, (A) the record owner, (B) the status, (C) the jurisdictions in which each item has been issued or registered or in which any application for such issuance and registration has been filed, and (D) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating thereto (except for routine office actions by the United States Patent and Trademark Office or equivalent authority anywhere in the world, provided that a refusal of registration shall not be considered routine); and (ii) sets forth, as of the date of this Agreement, a complete and accurate list of all material Marks and Copyrights owned by the Company or any of its Subsidiaries and included in the Company Intellectual Property, but excluding all Registered IP (collectively, the “Unregistered IP”). The Company has provided to Parent complete and accurate copies of all applications, material correspondence with any Governmental Authority, and other material documents related to each such item of Registered IP.

(c) Section 3.16(c) of the Company Disclosure Schedule accurately identifies each material Contract (other than customary nondisclosure agreements entered into in the ordinary course of business) pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Owned Intellectual Property or in any Company Intellectual Property exclusively licensed to the Company or its Subsidiaries (each, an “Outbound License”). Except for the Outbound Licenses identified on Section 3.16(c) of the Company Disclosure Schedule and customary nondisclosure agreements entered into in the ordinary course of business, the Company and its Subsidiaries are not bound by, and no Company Owned Intellectual Property or Company Intellectual Property exclusively licensed to the Company or its Subsidiaries is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, enforce or exploit any Company Owned Intellectual Property or Company Intellectual Property exclusively licensed to the Company or its Subsidiaries anywhere in the world.

(d) Section 3.16(d) of the Company Disclosure Schedule accurately identifies: (i) each material Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed, sold, assigned, or otherwise conveyed to the Company (other than in connection with non-exclusive licenses to third-party software that is not incorporated into, or used in the manufacturing or distribution of, any Company Product and that is not otherwise material to the business of the Company or any of its Subsidiaries) (each, an “Inbound License”); and (ii) whether the licenses or rights granted to the Company or its Subsidiaries in each such Inbound License are exclusive or non-exclusive.

(e) Section 3.16(e) of the Company Disclosure Schedule contains a complete and accurate list of all royalties, fees, commissions, and other amounts paid by the Company or any of any its Subsidiaries, in 2008, or payable thereafter, to any other Person (other than sales commissions paid to employees according to the Company’s or its Subsidiaries’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company Intellectual Property.

(f) Except as may be limited by the Bankruptcy and Equity Exception, each Outbound License and Inbound License is a valid and binding obligation of the Company, or its Subsidiaries, as the case may be, enforceable in accordance with its respective terms, and, to the Knowledge of the Company, there exists no event or condition that will result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default by the Company or its Subsidiaries, as the case may be, under any such Outbound License or Inbound License.

(g) The Company has made available to Parent a complete and accurate copy of each currently used standard form Company IP Contract used by the Company or any of its Subsidiaries, including each currently used standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (iii) confidentiality or nondisclosure agreement. To the Knowledge of the Company, Section 3.16(g) of the Company Disclosure Schedule accurately identifies each employee agreement containing any assignment or license of Intellectual Property Rights, each consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights and each confidentiality or nondisclosure agreement that deviates in any material respect from the corresponding standard form agreement provided or made available to Parent, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Technology or Intellectual Property Rights incorporated into or used in connection with any Company Product.

(h) The Company or its Subsidiaries exclusively own all right, title, and interest to and in the Company Intellectual Property (other than Intellectual Property Rights licensed to the Company or its Subsidiaries under Inbound Licenses, as identified in Section 3.16(d) of the Company Disclosure Schedule) free and clear of any Liens (other than Permitted Liens and licenses and rights granted pursuant to Outbound Licenses identified in Section 3.16(c) of the Company Disclosure Schedule and Inbound Licenses identified in Section 3.16(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to establish, perfect, and maintain the rights of the Company and its Subsidiaries in the Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii) Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, each Person who is or was an employee or contractor of any of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company Product or Company Owned Intellectual Property has signed a valid and enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company Owned Intellectual Property to the Company or its Subsidiary and confidentiality provisions protecting the Company Owned Intellectual Property. No current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company Owned Intellectual Property. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or its Subsidiaries or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights, Technology or confidentiality due to his activities as an employee of the Company or any of its Subsidiaries.

(iii) Except as set forth in Section 3.16(h) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Owned Intellectual Property.

(iv) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or its Subsidiaries or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any Software ever owned or developed by the Company or any of its Subsidiaries and now used in its business has been disclosed or licensed, or is required to be disclosed or licensed, to any escrow agent or other Person.

(v) Except for Outbound Licenses set forth on Section 3.16(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or any rights to, or agreed to assign or otherwise transfer ownership of, or any rights to, any material Company Owned Intellectual Property or material Company Intellectual Property exclusively licensed to the Company or its Subsidiaries to any other Person.

(i) To the Knowledge of the Company, all Registered IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing, to the Knowledge of the Company:

(i) Neither the Company nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Intellectual Property.

(ii) No material Mark owned, used, or applied for by the Company or its Subsidiaries conflicts or interferes with any Mark owned or used by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or would reasonably be expected to result in, the abandonment of any material Mark (whether registered or unregistered) owned, used, or applied for by the Company or its Subsidiaries.

(iii) No Registered IP of the Company or any of its Subsidiaries has been abandoned or allowed to lapse such that the abandonment or lapse would constitute a breach of an agreement between the Company or any of its Subsidiaries and any third party. Section 3.16(i)(iii) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 90 calendar days after the date of this Agreement in order to maintain such item of Company Intellectual Property in full force and effect.

(iv) No interference, opposition, reissue, or reexamination is pending or threatened, in which the scope, validity, or enforceability of any Registered IP is being, or would reasonably be expected to be, contested or challenged.

(j) Except as set forth in Section 3.16(j) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating any Company Owned Intellectual Property that is material to the business of the Company as currently conducted or as proposed to be conducted.

Section 3.16(j) of the Company Disclosure Schedule accurately identifies (and the Company has provided or made available to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or its Subsidiaries or any legal representative of the Company or its Subsidiaries regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(k) Except as set forth in Section 3.16(k) of the Company Disclosure Schedule, neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property.

(l) Except as set forth in Section 3.16(l) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) neither the Company nor any of its Subsidiaries has ever infringed (directly, contributorily, by inducement, or otherwise) or misappropriated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition, and (ii) no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Technology misappropriated from, any other Person.

(m) No infringement, misappropriation, or similar claim or proceeding is pending and served or, to the Knowledge of the Company, pending and not served or threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of its Subsidiaries with respect to such claim or proceeding. Except as set forth in Section 3.16(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever received any written notice, or to the Knowledge of the Company, any other communication, relating to any actual, alleged, or suspected infringement or misappropriation by the Company or any of its Subsidiaries, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other written or electronic communication suggesting that the Company obtain a license to any Intellectual Property Right or Technology of another Person.

(n) Except as set forth in Section 3.16(n) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or expressly agreed, pursuant to a Contract to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s or its Subsidiaries’ standard forms of Company IP Contracts or customary indemnification provisions in any services agreement, collaboration agreement, research agreement, joint sponsored study agreement, materials transfer agreement or similar agreement entered into in the ordinary course of business).

(o) To the Knowledge of the Company, no claim or proceeding involving any Technology or Intellectual Property Right licensed to the Company or any of its Subsidiaries is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Technology or Intellectual Property Right by the Company or its Subsidiaries, or (ii) the development, manufacturing, marketing, distribution, licensing or sale of any Company Product.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a correct and complete list of all insurance policies maintained by the Company or any of its Subsidiaries (the “Policies”). Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 3.18 Privacy and Data Protection.

(a) The Company and its Subsidiaries have established, implemented, updated, maintained and diligently enforced such policies, programs, procedures, contracts and systems with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all data and information (“Company Data”) including, without limitation, any and all data or information collected, used, stored, transferred, retained, deleted, destroyed, disclosed or processed with respect to any of its customers or prospective customers (“Customer Data”) as materially consistent and compliant during the last three years with:

(i) accepted industry practice and standards as are known in the information security industry to protect, physically and electronically, information and assets from unauthorized disclosure, access, use, dissemination or modification; and

(ii) all applicable federal, state, provincial or foreign Laws relating to privacy and data protection, including but not limited to the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws (collectively, “HIPAA”), Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data, and the United Kingdom Data Protection Act of 1998.

(b) Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending and served or, to the Knowledge of the Company, pending and not served or threatened suit, action, investigation or proceeding, which involves or relates to a claim against the Company or any of its Subsidiaries, of any breach, misappropriation, unauthorized disclosure, access, use, dissemination, modification or any similar violation or infringement of any Company Data including, without limitation, any Customer Data.

(c) Neither the Company nor any of its Subsidiaries has any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Company Data including, without limitation any Customer Data; or (ii) material breach or violation of any of the policies, programs, procedures, contracts and systems described in Section 3.18(a) above that is ongoing or occurred during the last three years.

Section 3.19 Customers.

Section 3.19 of the Company Disclosure Schedule sets forth a list of the 6 largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2006, 2007 and 2008, showing the approximate total sales by the Company and its Subsidiaries to each such customer during such period. Except as set forth on Section 3.19 of the Company Disclosure Schedule from the Balance Sheet Date through the date of this Agreement, (i) no customer listed on such schedule has terminated its relationship with the Company or its Subsidiaries or materially reduced the pricing terms of its business with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no customer on such schedule has notified the Company or any of its Subsidiaries orally or in writing that it intends to terminate or materially reduce the pricing terms of its business with the Company or its Subsidiaries.

Section 3.20 Opinion of Financial Advisor.

The Board of Directors of the Company has received the opinion of Lazard Freres & Co. LLC (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and on the basis of and subject to the various assumptions and qualifications set forth therein, the Offer Price to be paid to the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered or will be delivered promptly to Parent.

Section 3.21 Brokers and Other Advisors.

Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor (the “Engagement Letter”).

Section 3.22 State Takeover Statutes; No Rights Agreement.

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions. The Company Board of Directors has taken all action necessary to approve this Agreement, the Support Agreements and the Transactions so as to render inapplicable to this Agreement, the Support Agreements, the Offer, the Merger, the Top-Up Option and the other Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company is not a party to any rights agreement, rights plan, “poison pill” or similar agreement or plan (collectively, “Rights Plan”) providing for the issuance of any preferred or common stock purchase rights, nor has the Company issued to its stockholders any preferred or common stock purchase rights pursuant to any such Rights Plan or otherwise.

Section 3.23 Transactions with Related Parties.

Since January 1, 2008 no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act as promulgated by the SEC in a proxy statement for an annual meeting of stockholders.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND

PURCHASER

Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Corporate Power.

Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Purchaser) and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law of any Governmental Authority applicable to Parent, Purchaser or any of their Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Purchaser or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound except, in the case of clauses (x) or (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, do not, or would not reasonably be expected to, have a Parent Material Adverse Effect (as defined herein). A “Parent Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the Transactions.

Section 4.3 Governmental Approvals, Filings and Consents.

Except for consents, approvals, filings and/or notices required by (a) the SEC, including (1) the Schedule TO, and (2) any filings required under, and compliance with the applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the NASDAQ or the New York Stock Exchange, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the HSR Act and Applicable Foreign Competition Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be made or obtained by Parent or Purchaser or any of their Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Purchaser or the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Information in Schedule 14D-9 and Offer Documents.

(a) None of the information supplied by Parent or Purchaser to the Company expressly for inclusion or incorporation by reference in the Schedule 14D-9 (and any amendment thereof or supplement thereto) will, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to statements made therein based on information supplied by the Company expressly for inclusion in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 4.5 Ownership and Operations of Purchaser.

Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Brokers and Other Advisors.

Except for Greenhill & Co. LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their respective Subsidiaries.

Section 4.7 Sufficient Funds.

Parent and Purchaser will have on hand immediately before the Acceptance Time and the Effective Time and otherwise when required pursuant to the terms of this Agreement all of the funds necessary to pay the aggregate Offer Price and the aggregate Merger Consideration and to otherwise consummate the Transactions and to perform their respective obligations under this Agreement.

Section 4.8 Litigation.

As of the date of this Agreement, there are no actions, suits, proceedings or claims pending and served or, to the knowledge of Parent or Purchaser, pending and not served or threatened in writing against Parent and/or Purchaser or any of their respective Affiliates with respect to this Agreement and the Transactions.

Section 4.9 No Additional Representations.

Each of Parent and Purchaser acknowledges that it has not relied on and is not relying on any representation or warranty, express or implied, made by the Company or by any Person acting on the Company’s behalf regarding the Company or its business, other than the representations and warranties expressly set forth in this Agreement (which includes the Company Disclosure Schedule).

ARTICLE V. ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business.

Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, to use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of its business relationships and to retain the services of its present officers and key employees; provided, however, that the Company shall be under no obligation to put in place any new retention programs. Without limiting the generality of the foregoing, except as (1) expressly permitted by this Agreement or as required by applicable Law, or (2) as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without prior written consent of Parent:

(a) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Common Stock upon the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement;

(b) (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c) incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(d) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries and any of the Company Intellectual Property) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(d) of the Company Disclosure Schedule, (ii) dispositions of obsolete or worthless assets, (iii) sales, transfers, leases, licenses, mortgages, encumbrances, or disposal of properties or assets (excluding securities of Subsidiaries) in the ordinary course of business consistent with the Company’s past practices and that are not material in amount or significance, or (iv) the license of Company Intellectual Property on a non-exclusive basis in the ordinary course of business and consistent with past practice;

(e) (i) fail to take all reasonable steps to maintain the confidentiality of and to otherwise protect and enforce the Company’s and its Subsidiaries’ rights in all material proprietary information pertaining to the Company or its Subsidiaries or any material Company Product, or (ii) abandon or allow to lapse any material Registered IP;

(f) make any capital expenditure or expenditures which (i) involves the purchase of real property, or (ii) is not reflected as a capital expenditure item in the 2009 Capital Budget;

(g) acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (ii) any assets except in the ordinary course of business consistent with past practice;

(h) make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company;

(i) (i) terminate or amend any Material Contract, (ii) enter into or extend the term or scope of any Contract that restricts the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or from conducting business in any geographic area or that purports to provide any Person with the exclusive right to market or sell any Company Product in any one or more line of business or in any geographic area, or (iii) amend or modify the Engagement Letter;

(j) (i) pay any bonus or make any profit-sharing or similar payment to or increase the compensation of any of its directors, officers or employees or (ii) enter into, establish or amend any employment, consulting, retention, change in control, collective bargaining, bonus, incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (x) as required pursuant to applicable Law, Section 5.10 or the terms of the agreements set forth on Section 5.1(j) of the Company Disclosure Schedule, (y)

increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice, or (z) replacement of employees (other than officers) who terminate their employment with the Company, which replacement shall be made in the ordinary course of business and in amounts and in a manner consistent with past practice, and hiring and replacement of temporary employees in the ordinary course of business and in amounts and in a manner consistent with past practice; provided that any action permitted by clauses (x) or (y) of this Section 5.1(j) shall be duly approved by the Compensation Committee as an Employment Compensation Arrangement to the extent required by Section 5.12;

(k) make, revoke or change any material election concerning Taxes or Tax Returns, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(l) make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(m) amend or otherwise change the Company Charter Documents or the Subsidiary Organizational Documents;

(n) (i) adopt any Rights Plan or (ii) withdraw or modify the approval by the Compensation Committee of the Company Compensation Arrangements described in Section 3.12(l) as Employment Compensation Arrangements;

(o) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of the Company);

(p) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(q) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business that do not relate to the Transactions;

(r) cancel or materially impair the Company’s status as a participating provider in good standing under the Medicare and Medicaid Programs;

(s) settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.8 hereof); or

(t) agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

Section 5.2 No Solicitation by the Company.

(a) From the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall immediately cease and cause to be terminated, and shall not authorize or permit its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to continue to engage in or conduct, any existing discussions or negotiations with any Person with respect to a Takeover Proposal, and shall use commercially reasonable efforts to obtain, promptly after the public announcement of the entrance by the parties hereto into this Agreement, the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. The Company shall not, and shall not authorize or permit its Subsidiaries and Representatives to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information, except as required by applicable Law) any inquiries, proposals or offers with respect to, or that constitute, or that would reasonably be expected to lead to, any Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with any third party regarding any Takeover Proposal;

(iii) enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with this Section 5.2(a)) (each, a “Company Acquisition Agreement”); or

(iv) release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights;

provided, however, that if after the date hereof and prior to the Acceptance Time, the Company Board of Directors receives a bona fide written Takeover Proposal that was not solicited and was made in circumstances not involving a breach of this Agreement, and the Company Board of Directors determines, in good faith, after consulting with its outside legal counsel and financial advisor, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and determines, in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with the Company Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law, then the Company and/or its Subsidiaries and its Representatives may, at any time prior to the Acceptance Time (but in no event at or after the Acceptance Time) and after providing Parent not less than 2 business days prior written notice of its intention to take such actions, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers or makes available to Parent or Parent’s legal counsel all such non-public information not previously provided or made available to Parent or Parent’s legal counsel, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including seeking revised Takeover Proposals from such Person as part of such discussions and negotiations). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.2 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) In addition to the other obligations of the Company set forth in this Section 5.2, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c) Except as expressly permitted by this Section 5.2(c), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent (including pursuant to Schedule 14D-9 or any amendment thereto), the Company Board Recommendation, or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board of Directors may, at any time prior to the Acceptance Time (but in no event at or after the Acceptance Time), make a Company Adverse Recommendation Change, if: (1) the Company Board of Directors determines, in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the Company Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law; (2) the Company shall have given Parent prior written notice (a “Change in Recommendation Notice”) advising Parent of its intention to consider making a Company Adverse Recommendation Change at least four business days prior to making any Company Adverse Recommendation Change; (3) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, (A) the Company shall have provided Parent with the material terms and conditions of the Takeover Proposal in compliance with Section 5.2(b) and (B) after consultation with the Company’s outside legal counsel and its financial advisors, the Company Board of Directors shall have determined, in good faith, that such proposed Takeover Proposal is a Superior Proposal; (4) the Company shall have given Parent four business days after delivery of each Change in Recommendation Notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (5) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, (A) after consultation with the Company’s outside legal counsel, the Company Board of Directors shall have continued to determine, in good faith, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the Company Board of Directors’ fiduciary duties to the Company’s stockholders under applicable Law and (B) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, after consultation with the Company’s outside legal counsel and financial advisors, the Company Board of Directors shall have continued to determine, in good faith, that such proposed Takeover Proposal is a Superior Proposal; provided, that, in the event the Company Board of Directors does not make the determinations referred to in clause (5) of this Section 5.2(c) but thereafter determines to make a Company Adverse Recommendation Change pursuant to this Section 5.2(c), the procedures referred to in clauses (2), (3), (4) and (5) above shall apply anew and shall also apply to any subsequent Company Adverse Recommendation Change.

(d) For purposes of this Agreement:

(i) “Takeover Proposal” means any proposal, offer or indication of interest (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries or any of their respective Affiliates, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal 10% or more of the Company’s consolidated assets or to which 10% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of any class of equity securities of the Company, (C) tender offer or exchange offer (as defined pursuant to the Exchange Act) that if consummated would result in any Person or “group,” other than Parent, and its Subsidiaries, or any of their respective Affiliates, beneficially owning 10% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than (i) the Transactions, and (ii) such other transactions as may be consented to by Parent in its sole discretion.

(ii) “Superior Proposal” means a bona fide written Takeover Proposal, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines, in its good faith, (after consultation with its outside legal counsel and a financial advisor of national reputation (provided that, the Financial Advisor shall be considered a financial advisor of national reputation) to be more favorable to the Company’s stockholders from a financial point of view than the Transactions, including the Offer and the Merger, taking into account all relevant factors at the time of determination, including, (i) the terms and conditions of such proposal, including price, form of consideration, closing conditions, the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the reasonable expectation of obtaining required approvals) and other aspects of the proposal that the Company Board of Directors deems relevant, and (ii) any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing.

(e) Nothing in this Section 5.2 shall prohibit the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Takeover Proposal, if the Company Board of Directors determines, in good faith, after consultation with outside legal counsel, that failure to so disclose such position would be inconsistent with its legal obligations under applicable Laws; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Company Adverse Recommendation Change unless, within seven business days of the earlier of the receipt or commencement of the Takeover Proposal, the Company Board of Directors (x) expressly reaffirms the Company Board Recommendation or (y) rejects such Takeover Proposal.

(f) Notwithstanding anything to the contrary in this Section 5.2, the Company shall not be entitled to enter into any Company Acquisition Agreement unless this Agreement has been or concurrently is validly terminated by its terms in accordance with Article VII.

Section 5.3 Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the Offer Conditions and conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including removing Restraints and preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. Each of the parties shall provide the other parties, upon request, with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby, consistent with applicable Laws and the other provisions of this Agreement. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Treaty, Council Regulation (EC) No 1/2003 of 16 December 2002 on the implementation of the rules on competition laid down in Articles 81 and 82 of the Treaty, Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings, and all other applicable Laws and guidelines (including any other Applicable Foreign Competition Laws) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Without limiting the generality of the undertakings pursuant to this Section 5.3, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement, but, in any event, any notification and report form and related material required under the HSR Act shall be filed not later than seven business days following the date of this Agreement, and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, the Company shall use commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties shall use commercially reasonable efforts to take such actions as are necessary or reasonably advisable to obtain approval of consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Entity or otherwise to cause the expiration or termination of the applicable waiting periods under the HSR Act. The parties shall use commercially reasonable efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority with respect to the Transactions under the Antitrust

Laws, provided however that notwithstanding anything to the contrary in this Agreement, neither party shall have any obligation to defend through litigation any claims asserted under the Antitrust Laws by any Governmental Authority relating to consummation of the Transactions. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to) sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business, assets or operations of the Company or its Subsidiaries after the Acceptance Time. In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or its Subsidiaries after the Acceptance Time or otherwise limits Parent’s ability to receive the full benefits of this Agreement.

(c) Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Authority regarding any of the Transactions. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient or, in the case of “outside antitrust counsel only,” to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel or outside antitrust counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials of Parent and the Company.

Section 5.4 Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, or (b) as otherwise permitted by this Agreement, including Section 5.2(c). Notwithstanding anything to the contrary set forth herein, the Company need not consult with Parent in connection with any press release or public statement to be issued or made with respect to any Takeover Proposal or with respect to any Company Adverse Recommendation Change, provided that the Company has complied with Section 5.2.

Section 5.5 Access to Information; Confidentiality.

(a) Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable advance notice to the Company, afford to Parent and Parent’s representatives, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in a manner not to interfere with the normal operation of the business of the Company; provided, further, however, that the Company shall not be required to afford access, or to disclose any information, that in the good faith judgment of the Company would (i) result in the disclosure of any Trade Secrets of third parties, (ii) violate any obligation of the Company with respect to confidentiality, (iii) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine, or (iv) violate any Law.

(b) The Company shall furnish or make available promptly to Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws; provided, that any report, schedule of other document filed by the Company using the SEC’s EDGAR system and publicly available on the SEC’s EDGAR system shall be deemed made available to Parent.

(c) Parent and Company shall hold information received from the Company pursuant to this Section 5.5 in confidence in accordance with the terms of the Confidentiality Agreement, dated November 20, 2008, between Parent and Company (the “Confidentiality Agreement”).

(d) No investigation, or information received, pursuant to this Section 5.5 will modify any of the representations and warranties of the parties hereto.

Section 5.6 Notification of Certain Matters.

The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company or the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event that, would cause any representation or warranty made by such party contained in this Agreement to be untrue, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement contemplated pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

Section 5.7 Indemnification and Insurance.

(a) Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for not less than six years after the Closing Date, the Company’s current directors and officers’ insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to matters occurring prior to the Closing Date; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 150% of the most recent annual premium paid by the Company prior to the date hereof (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. In lieu of the foregoing (but subject to the Cap), and notwithstanding anything to the contrary, the Company may obtain a prepaid tail policy prior to the Acceptance Time, which policy provides Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Closing Date.

(b) Following the Effective, Time, Parent shall cause the Surviving Corporation for not less than six years after the Closing Date to keep in effect in the Company Charter Documents all provisions at least as favorable as the provisions in the Company Charter Documents on the date hereof that provide for exculpation of director or officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers, directors, employees, fiduciaries and agents (“Indemnified Parties”) of the Company, except as limited by applicable Law, and such provisions shall not be amended during such six year period except as either required by applicable Law or to make changes permitted by applicable Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

(c) The Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each such Person and his or her heirs, successors and representatives and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Notwithstanding anything contained in this Section 5.7 to the contrary, this Section 5.7 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.8 Securityholder Litigation.

The Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any securityholder litigation against the Company and/or its directors relating to the Transactions, and the right to consult on the settlement with respect to such stockholder litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent.

Section 5.9 Fees and Expenses.

Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.10 Certain Employee-Related Matters.

(a) Except to the extent excluded from coverage under a comparable Company Plan maintained by the Company or its Subsidiaries immediately prior to the Effective Time (each a “Prior Company Plan”), for purposes of determining whether a Continuing Employee has met the eligibility service requirements of a Parent Benefit Plan and upon each applicable Continuing Employee’s commencement of participation in an applicable Parent Benefit Plan, for purposes of vesting and, to the extent applicable, for purposes of benefit accrual, Parent shall credit each Continuing Employee with his or her years of service (or applicable portion thereof, as the case may be) with the Company, any ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any Prior Company Plan prior to the Continuing Employee’s commencement of participation in the Parent Benefit Plan, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits or (ii) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credited service. Parent shall cause any applicable service or benefit plan provider providing the Parent Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code), to the extent it is lawful, to waive any pre-existing condition exclusions or waiting periods for Continuing Employees and shall credit such Continuing Employees (and their dependents) for any deductibles and out-of-pocket expenses paid under the applicable Prior Company Plans in the year of initial participation in the applicable Parent Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) except to the extent a Continuing Employee (or dependent) was excluded from coverage under the applicable Prior Company Plans. Any Parent Benefit Plan that by its terms, whether specifically or by interpretation, excludes a Continuing Employee from participation in such Parent Benefit Plan (other than any such plans with respect to which new participation has been frozen for Parent employees generally) shall be amended to provide that Continuing Employees shall participate in any such plan to the same extent as similarly situated employees of Parent (except as may be prohibited by applicable Law), and no Continuing Employee shall be denied credit for service performed for the Company, any ERISA Affiliates, and any predecessor entities under Parent Benefit Plans to the extent consistent with the other provisions of this Section 5.10, unless it is contrary to applicable Law. For purposes of this Agreement, the term “Continuing Employee” shall mean those individuals employed by the Company or any of its Subsidiaries as of the Closing Date who continue their employment with the Company, Parent or those Subsidiaries that are ERISA Affiliates on and after the Closing Date, and the term “Parent Benefit Plans” shall mean the employee benefit plans of Parent, the Surviving Corporation or an Affiliate of either such entity, other than a defined benefit pension benefit plan.

(b) The Company shall take all actions necessary to terminate the Company’s Amended and Restated Non-Qualified Deferred Compensation Plan effective as of the Closing Date. The 2009 Sales Incentive Plans listed on Section 3.12(a) of the Company Disclosure Schedule shall not be terminated by Purchaser or the Surviving Corporation prior to the end of 2009.

(c) If requested by Parent at least five business days prior to the consummation of the Offer, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the date on which the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Plan Termination Date”), any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Plan Termination Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Any actions taken under this Section 5.10(c) shall be made contingent upon the consummation of the Offer.

(d) Following the date of this Agreement, the Company shall not make any matching contributions pursuant to the Company 401(k) Plan in the form of Common Stock.

Section 5.11 Section 16.

The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of the Shares in the Offer and the deemed disposition and cancellation of the Shares and Options in the Merger by applicable individuals.

Section 5.12 Rule 14d-10(d).

Prior to the Expiration Date, the Company will present to the Compensation Committee for consideration any agreement, arrangement or understanding proposed to be entered into by the Company or its Subsidiaries on or after the date hereof with any of the Company’s or its Subsidiaries’ officers, directors or employees (or, if requested by Parent, entered into by Parent or any of Parent’s Subsidiaries with any of the Company’s or its Subsidiaries’ officers, directors or employees) pursuant to which consideration is paid to such officer, director or employee, such that if such agreement, arrangement or understanding is approved by the Compensation Committee it will be done in a manner to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act. If the Compensation Committee does not approve any proposed agreement, arrangement or understanding, the Company will not enter into such agreement, arrangement or understanding.

Section 5.13 Funding Commitment.

Parent agrees that, subject to the occurrence of the Acceptance Time, from the Acceptance Time until the Effective Time, Parent shall provide the Company with sufficient funds (i) to permit the Company to honor its obligations pursuant to credit facilities, capital or finance leases and Convertible Notes to permit the Company to operate in the ordinary course of business consistent with the operations approved by the Company Board of Directors after the Acceptance Time, and (ii) to permit the Company to fund in cash any matching contributions pursuant to the Company 401(k) Plan that become due and payable prior to the Effective Time.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation.

The obligations of Parent, Purchaser and the Company to effect the Merger shall be subject to the satisfaction or waiver in writing, on or prior to the Effective Time, of the following conditions:

(a) Company Stockholder Approval. To the extent required by applicable Law, the Merger shall have been duly approved by holders of Shares constituting the Company Stockholder Approval;

(b) Consummation of the Offer. Purchaser shall have accepted for payment and paid for, or caused to be accepted for payment and paid for, all Shares validly tendered and not properly withdrawn pursuant to the Offer (including pursuant to any “subsequent offer period” provided by Purchaser pursuant to this Agreement, if any); and

(c) No Injunctions or Restraints. No order, executive order, stay, decree, writ, award, judgment or injunction (preliminary or permanent), statute, rule, regulation, ordinance or restraint, enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

ARTICLE VII. TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time before the commencement of the Offer, whether before or after stockholder approval of this Agreement and the Transactions, by the Company, if Purchaser shall have failed to commence the Offer within the time period set forth in Section 1.1(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(a) if Purchaser’s failure to commence the Offer within such time is due to a breach of this Agreement by the Company.

(b) This Agreement may be terminated and the Transactions may be abandoned at any time before the Acceptance Time, whether before or after stockholder approval of this Agreement and the Transactions:

(i) by either Parent or the Company:

(A) if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (1) in the case of a breach by the Company would result in either of the conditions set forth in subsections (2)(ii)(b) or (2)(ii)(c) of Annex I not being satisfied, and (2) in the case of a breach by Parent or Purchaser, would have, individually or in the aggregate, a Parent Material Adverse Effect (in each case, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 7.1(b)(i)(A) unless such breach is not cured, or is not reasonably capable of being cured (and accordingly, the effects specified in clauses (1) or (2), as applicable, of this Section 7.1(b)(i)(A) remain uncured, or are not reasonably capable of being cured), by the earlier of either (x) 30 days after the receipt of notice of such breach by the breaching party from the non-breaching party and (y) the Final Outside Date);

(B) if Purchaser shall not have accepted for payment and paid for all Shares tendered pursuant to the Offer in accordance with the terms thereof on or before the Final Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i)(B) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, Purchaser’s failure to accept for payment and pay for all Shares tendered pursuant to the Offer on or before the Final Outside Date; or

(ii) by Parent, if (A) the Company Board of Directors or any committee thereof shall have effected a Company Adverse Recommendation Change (whether or not in compliance with Section 5.2), (B) the Company Board of Directors or any committee thereof shall have recommended (or proposed publicly to recommend) any Takeover Proposal (whether or not a Superior Proposal), (C) the Company shall have entered into any definitive agreement with respect to any Takeover Proposal, (D) the Company or any of its Subsidiaries shall have breached in any material respect any of the provisions of Section 5.2, (E) the Company shall have failed to include the Company Board

Recommendation in the Schedule 14D-9 or to permit Parent and Purchaser to include the Company Board Recommendation in the Offer Documents, (F) after the receipt of any Takeover Proposal, the Company Board of Directors shall have failed to reaffirm publicly the Company Board Recommendation within seven business days after Parent requests in writing that such recommendation be reaffirmed publicly (and additionally, in the case of a Takeover Proposal that is a tender offer or exchange offer, shall have failed to recommend, within seven business days after Parent request in writing, that the Company’s stockholders not tender their Shares in such tender or exchange offer), or (G) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (A), (B), (C) or (D); or

(iii) by the Company, if (A) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Adverse Recommendation Change in response to a Superior Proposal pursuant to and in compliance with Section 5.2(c) (and, if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company Board of Directors has authorized the Company to enter into a definitive Company Acquisition Agreement for such Superior Proposal (which authorization may be subject to termination of this Agreement)), (B) the Company has not breached or violated the terms of Section 5.2 hereof in connection with such Superior Proposal (or any Takeover Proposal that was a precursor thereto), (C) the Company pays to Parent the Termination Fee in accordance with Section 7.3(b), and (D) promptly following the termination of this Agreement, either (x) if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company enters into such definitive Company Acquisition Agreement to effect such Superior Proposal, or (y) if such Superior Proposal is not to be consummated pursuant to a definitive Company Acquisition Agreement, the Superior Proposal is consummated.

(c) This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

(i) by Parent or the Company, if any Law prohibits consummation of the Transactions, or any other Restraint having the effect set forth in Section 6.1(c) is in effect and shall have become final and nonappealable; or

(ii) by the mutual written consent of Parent and the Company duly authorized by their respective Boards of Directors.

Section 7.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void (other than the provisions of Sections 5.4, 5.5(c), 5.9, 7.2 and 7.3, and Article VIII, all of which shall survive termination of this Agreement (the “Surviving Provisions”)), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates arising under this Agreement, except (i) as set forth in the Surviving Provisions, and (ii) nothing in this Agreement shall relieve any party from liability for fraud or any willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 7.3 Termination Fee.

(a) If Parent terminates this Agreement pursuant to Section 7.1(b)(ii), then the Company shall pay to Parent promptly, but in no event later than two business days after the date of such termination, a termination fee of $4,500,000 in cash (the “Termination Fee”).

(b) If the Company terminates this Agreement pursuant to Section 7.1(b)(iii), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.

(c) If (i) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i)(B) or by Parent pursuant to Section 7.1(b)(i)(A), (ii) following the execution and delivery of this Agreement and prior to the termination of this Agreement, a Takeover Proposal (whether or not a continuation or renewal of, or otherwise relating to, any Takeover Proposal that was publicly announced or became publicly known prior to the execution and delivery of this Agreement) shall have been publicly announced or shall have become publicly known (any such Takeover Proposal, a “Pre-Termination Takeover Proposal”), and (iii) concurrently with, or within 12 months following such termination, the Company (A) enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Pre-Termination Takeover Proposal or (B) enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Post-Termination Takeover Proposal, then, the Company shall pay to Parent the Termination Fee promptly following the earlier of the execution of the definitive agreement with respect to, or the consummation of, any transaction contemplated by any Pre-Termination Takeover Proposal or Post-Termination Takeover Proposal (and in any event not later than two business days after receipt by the Company of notice of demand for payment from Parent delivered in accordance with Section 8.9).

(d) The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement and that without these agreements, Parent would not have entered into this Agreement.

ARTICLE VIII. MISCELLANEOUS

Section 8.1 No Survival.

Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations and warranties in this Agreement shall terminate at the Acceptance Time and any agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and the Surviving Provisions shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2 Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, if applicable, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that if the adoption of this Agreement by the stockholders of the Company is required by applicable Law, then following the adoption of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3 Extension of Time, Waiver.

At any time prior to the Effective Time, any party may, subject to applicable Law, and except as limited by the terms of this Agreement, including but not limited to Sections 1.1(c), 1.1(e)(i) and 1.3, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

Section 8.4 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5 Counterparts.

This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries.

Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.7 (with respect to which the Persons to which such Section 5.7 applies shall be third party beneficiaries in accordance with Section 5.7), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7 Governing Law; Jurisdiction.

(a) The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware) over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.

Section 8.8 Enforcement; Remedies.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

Section 8.9 Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Purchaser, to:

531 South Spring Street

Burlington, NC 27215

Attention: Chief Executive Officer

Facsimile: (336) 436-1053

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

111 South Calvert Street

Suite 1600

Baltimore, MD 21202

Attention: Michael J. Silver

Facsimile: (410) 539-6981

If to the Company, to:

345 Oyster Point Blvd

South San Francisco, CA 94080

Attention: Chief Executive Officer

Facsimile (650) 635-0397

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1900

Attention: Barbara Borden

      Steven M. Przesmicki

Facsimile: (858) 550-6420

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

Section 8.10 Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“2009 Capital Budget” means the Company’s annual capital expenditure budget for fiscal year 2009 attached to Section 8.11 of the Company Disclosure Schedule.

“Actual Knowledge of the Company” means with respect to a particular matter, the actual knowledge of William Young, Michael P. Bates, M.D., Alfred Merriweather, Gordon Parry, Ph.D., Christos J. Petropoulos, William J. Welch, Jeannette Whitcomb, Patricia Wray and Kathy Hibbs, without any obligation to conduct any inquiries.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Foreign Competition Laws” means Laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

“beneficial ownership” (and its correlative terms) have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.

“business day” has the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

“Company Compensation Arrangement” means (i) any employment agreement, severance agreement or change of control agreement or other employee benefit arrangement between the Company or any Subsidiary of the Company and any of the officers, directors or employees of the Company or any Subsidiary of the Company and any amendments thereto entered into during the 12 months immediately prior to the date hereof, (ii) any Options, SARs, RSUs or Restricted Stock awarded to, or any acceleration of vesting of any Options, SARs, RSUs or Restricted Stock held by, any of the officers, directors or employees of the Company or any Subsidiary of the Company during the 12 months immediately prior to the date hereof, and (iii) any Options, SARs, RSUs or Restricted Stock awarded to, or any acceleration of vesting of any Options, SARs, RSUs or Restricted Stock held by, a member of the Company Board of Directors during the 12 months immediately prior to the date hereof.

“Company Intellectual Property” means (A) all Intellectual Property Rights owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries and (B) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products.

“Company IP Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company Intellectual Property or any Intellectual Property developed by, with, or for the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, change, occurrence or effect (each, a “Change”), whether or not such Change would be inconsistent with the representations and warranties of the Company under this Agreement, that (i) is materially adverse to, or has a material adverse effect on, the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, whether such effect is short-term or long-term; or (ii) prevents or materially adversely affects the Company’s ability to perform its obligations under this Agreement in a timely manner or to consummate the Transactions, excluding any such Change arising out of, resulting from or attributable to: (A) acts of war or major armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, major armed hostilities, sabotage or terrorism; (B) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent; (C) any Change that directly results from the public announcement or pendency of the Transactions, including any litigation, cancellations of or delays in customer orders, termination or failure to renew agreements, any reduction in sales, any disruption in (or loss of) supplier, distributor, partner or similar relationships or any loss of employees that directly results from the public announcement or pendency of the Transactions; (D) changes in GAAP or any change in any Laws; (E) any changes in the market price or trading volume of the Company’s stock (it being understood that the circumstances giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent such circumstances are not an excluded Change under clauses (A) through (I)); (F) fluctuations in the value of any currency; (G) the failure of the Company to meet analysts’ expectations or projections (it being understood that the circumstances giving rise to or contributing to such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent such circumstances are not an excluded Change under clauses (A) through (I)); (H) the failure by the Company to maintain the listing of the Shares on the NASDAQ; or (I) any Change to the extent directly resulting from an unreasonable delay by Parent in responding to the Company’s request for approval to take action covered by Section 5.1.

“Company Owned Intellectual Property” means all Intellectual Property Rights owned (in whole or in part) by the Company or any of its Subsidiaries.

“Company Product” means any product or service manufactured, marketed, distributed, licensed for commercial use or sale, or sold at any time by the Company or any of its Subsidiaries.

“Company Stock Plans” means the following: (i) the Monogram Biosciences, Inc. 2004 Equity Incentive Plan, (ii) the Virologic, Inc. 2000 Equity Incentive Plan, as amended, (iii) the ACLARA BioSciences, Inc. Amended and Restated 1997 Stock Plan, as amended, and (iv) the ACLARA BioSciences, Inc. 1995 Stock Plan, as amended.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, dated December 10, 2004, between the Company (formerly known as ViroLogic, Inc.) and U.S. Bank National Association, as trustee.

“Convertible Notes” means (i) the Company’s 3.0% Senior Secured Convertible Note Due May 19, 2010, and (ii) the Company’s 0% Convertible Senior Unsecured Notes due 2026.

“Copyrights” means copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor.

“Environmental Claims” means all demands, claims, Liens, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including, without limitation, interest, penalties and attorneys’ and experts’ fees and disbursements, pursuant to Environmental Laws.

“Environmental Laws” means all Laws relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Environmental Permits” means all Permits required under Environmental Laws.

“Final Outside Date” means the Initial Outside Date, or, if the Offer is extended past the Initial Outside Date pursuant to clause (B) of Section 1.1(e)(i), the Extended Outside Date.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, international institution, commission or authority or other governmental instrumentality, whether federal, state, national, European Union, or local, domestic, foreign or multinational, and whether executive, legislative or judicial, of competent jurisdiction.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

“Health Care Legal Requirement” means any Law relating to health care regulatory matters, including, without limitation (i) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (ii) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (iv) HIPAA, (v) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (vi) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (vii) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder, (viii) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (ix) applicable state anti-kickback, fee-splitting and patient brokering laws, (x) state information privacy and security laws, and (xi) state laws governing the licensure and operation of clinical laboratories.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) Patents; (B) Marks; (C) Copyrights; (D) Trade Secrets; and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

“Knowledge of the Company” means with respect to a particular matter, the actual knowledge of William Young, Michael P. Bates, M.D., Alfred Merriweather, Gordon Parry, Ph.D., Christos J. Petropoulos, William J. Welch, Jeannette Whitcomb, Patricia Wray and Kathy Hibbs, after reasonable inquiry by such persons of such matter in question, including the solicitation of information pertaining to such matter in question from such person’s direct reports (without any obligation of the direct reports to make further inquiry).

“Laws” means any foreign, national, European Union, federal, state, and local statutes, common law, ordinances, rules, regulations, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities, including without limitation any Health Care Legal Requirement or related or similar statutes pertaining to any Governmental Programs or the regulations or requirements promulgated pursuant to any of such statutes.

“Marks” means registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing, and all registrations, applications and renewals therefor.

“Patents” means patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof.

“Permits” means, with respect to any Person, any authorization, approval, ratification, or any extension, modification, amendment or waiver of any of the foregoing, and any bond, certificate of authority, certificate of need, accreditation, qualification, provider number, license, franchise, permit, order, registration, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” mean (i) liens and security interests disclosed in the Recent SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Recent SEC Documents; (ii) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (iii) liens and security interests (a) upon or in any equipment previously acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment and in an amount not greater than the purchase price thereof or (b) existing on such equipment at the time of its acquisition, provided that the lien and security interest is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (iv) liens consisting of leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business not interfering in any material respect with the business of the Company and any interest or title of a lessor or licensor under any lease or license, as applicable; (v) liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons or entities imposed without action of such parties, provided that the payment thereof is not yet required; (vi) liens incurred or deposits made in the ordinary course of the Company’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws; (vii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not interfering in any material respect with the ordinary conduct of the Company’s business; and (viii) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Post-Termination Takeover Proposal” means any Takeover Proposal that shall have first become known to the Company after the termination of this Agreement by either Parent or the Company pursuant to Section 7.1(b)(i)(B) or by Parent pursuant to Section 7.1(b)(i)(A); provided, however, that for purposes of this definition only, all references to “10% or more” in the definition of Takeover Proposal shall be deemed to be references to “50% or more.”

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Recent SEC Documents” mean the Company SEC Documents filed by the Company with the SEC since January 1, 2009 and prior to the date of this Agreement and publicly available on the SEC’s EDGAR system prior to the date of this Agreement.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Restricted Stock” means each unvested Share subject to restrictions and forfeiture granted pursuant to the Company Stock Plans.

“RSU” means a Restricted Stock Unit granted pursuant to the Company Stock Plans.

“Sales Incentive Plan” means the Monogram Biosciences 2009 Sales Incentive Plans for Account Service Representatives, Regional Sales Managers, Oncology Clinical Consultants and Virology Clinical Consultants.

“SAR” or “SARs” means stock appreciation right, or portion thereof, whether settled in cash or Shares.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, improvements, works of authorship, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Trade Secrets” means trade secret rights and corresponding rights in confidential information and other non-public processes, designs, specifications, technology, know-how, techniques, formulas, inventions (whether or not patentable and whether or not reduced to practice), compositions, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“Transactions” refers collectively to the transactions contemplated by this Agreement, including the Offer, the Merger and the Top-Up Option.

The following terms are defined in the section of this Agreement set forth after such term below:

Acceptance Time	Section 1.3(a)
Adjusted Exercise Price	2.3(a)
Agreement	Recitals
Antitrust Laws	Section 5.3(a)
Balance Sheet Date	Section 3.5(d)
Banking Moratorium Condition	Annex I
Bankruptcy and Equity Exception	Section 3.3(a)
Cap	Section 5.7(a)
Certificate of Merger	Section 1.6
Certificates	Section 2.2(b)
Change in Recommendation Notice	Section 5.2(c)
Closing	Section 1.5
Closing Date	Section 1.5
Code	Section 2.2(g)
Common Stock	Recitals
Company	Recitals

Company 401(k) Plan	Section 5.10(c)
Company Acquisition Agreement	Section 5.2(a)(iii)
Company Adverse Recommendation Change	Section 5.2(c)
Company Balance Sheet	Section 3.5(d)
Company Board of Directors	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1(c)
Company Data	Section 3.18(a)
Company Disclosure Schedule	Article III
Company Expense Estimate	3.21
Company Plans	Section 3.11(a)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(d)
Compensation Committee	Section 3.11(l)
Confidentiality Agreement	Section 5.5(c)
Continuing Directors	Section 1.3(b)
Continuing Employee	Section 5.10(a)
Contract	Section 3.3(c)(ii)
Customer Data	Section 3.18(a)
DGCL	Recitals
Dissenting Shares	Section 2.1(e)
Dissenting Stockholders	Section 2.1(e)
Effective Time	Section 1.6
Employment Compensation Arrangement	Section 3.12(l)
Engagement Letter	3.21
ERISA	Section 3.12(a)
ERISA Affiliate	Section 3.11(a)
ESPP	Section 2.5
ESPP Termination Date	Section 2.5
Exchange Act	Section 1.1(a)
Expiration Date	Section 1.1(d)
Extended Outside Date	Section 1.1(e)(i)
Fairness Opinion	Section 3.20
Financial Advisor	Section 3.20
Governmental Antitrust Entity	Section 5.3(b)
Governmental Programs	Section 3.8(d)
group	Section 5.2(d)(i)
HIPAA	Section 3.18(a)(ii)
HSR Condition	Annex I
Inbound License	Section 3.16(d)
Indemnified Parties	5.7(b)
Initial Expiration Date	Section 1.1(d)
Initial Outside Date	Section 1.1(e)(i)
IRS	Section 3.10(p)
Leased Real Property	Section 3.15(c)

Liens	Section 3.2(c)
Material Contract(s)	Section 3.14(a)(xiv)
Materiality Qualifier	Annex I
Medicare and Medicaid Programs	Section 3.8(d)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Shares	Section 2.1(c)
Multiemployer Plan	Section 3.11(a)
Minimum Condition	Annex I
NASDAQ	Section 1.1(e)(ii)
Net Option Consideration	Section 2.3
Non-Obligated Person	Section 8.12(d)
Offer	Recitals
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(i)
Offer Expiration Time	Annex I
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Option	Section 2.3(a)
Outbound License	Section 3.16(c)
Parent	Recitals
Parent Benefit Plans	Section 5.10(a)
Parent Material Adverse Effect	Section 4.2(b)
Paying Agent	Section 2.2(a)
Payment Program	Section 3.8(e)
Payor Claims	Section 3.8(d)
Plan Termination Date	Section 5.10(c)
Policies	Section 3.17
Preferred Stock	Section 3.2(a)
Pre-Termination Takeover Proposal	7.3(c)
Prior Company Plan	Section 5.10(a)
Private Programs	Section 3.8(d)
Promissory Note	Section 1.12(a)
Proxy Statement	Section 1.10(a)
Purchaser	Recitals
Real Property Lease	Section 3.15(c)
Registered IP	Section 3.16(b)
Regulation M-A	Section 1.1(i)
Representatives	Section 5.2(a)
Restraints	Section 6.1(c)
Rights Plan	Section 3.22
Sarbanes-Oxley Act	3.5(c)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(i)
SEC	Section 1.1(e)(ii)

Securities Act	Section 1.12(d)
Share(s)	Recitals
Short Form Threshold	Section 1.11
Special Meeting	Section 1.10(b)(i)(A)
Subsidiary Organizational Documents	Section 3.1(c)
Superior Proposal	Section 5.2(d)(ii)
Surviving Corporation	Section 1.4
Surviving Provisions	Section 7.2
Support Agreements	Recitals
Takeover Proposal	Section 5.2(d)(i)
Tax Returns	Section 3.10(s)
Taxes	Section 3.10(s)
Termination Fee	Section 7.3(a)
Top-Up Closing	Section 1.12(c)
Top-Up Exercise Note	Section 1.12(c)
Top-Up Notice Date	Section 1.12(c)
Top-Up Notice Receipt	Section 1.12(c)
Top-Up Option	Section 1.12(a)
Top-Up Option Shares	Section 1.12(a)
Transactions	Recitals
Uncertificated Shares	Section 2.2(b)
Unregistered IP	Section 3.16(b)
WARN	Section 3.11(k)
Warrant	Section 2.4(a)
Warrant Consideration	Section 2.4(a)

Section 8.12 Interpretation; Other.

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $ means United States dollars. The exhibits, schedules and annexes to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule,” “Annex” or “Exhibit” are to the corresponding Article, Section, Schedule, Annex or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) For purposes of this Agreement, a statement that the Company has “made available” or “delivered” any document shall be deemed satisfied by the inclusion of such document among the Recent SEC Documents or if such document has been posted prior to the date of this Agreement to an electronic data room for review by Parent or its advisors.

(d) This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, stockholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) (any such Person, a “Non-Obligated Person”) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Laboratory Corporation of America Holdings

By:	/s/ A. Scott Walton
Name:	A. Scott Walton
Title:	Executive Vice President

Mastiff Acquisition Corp.

By:	/s/ A. Scott Walton
Name:	A. Scott Walton
Title:	Executive Vice President

Monogram Biosciences, Inc.

By:	/s/ William D. Young
Name:	William D. Young
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Conditions of the Offer

(1) Notwithstanding any other terms or provisions of the Offer, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), unless immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered pursuant to the Offer (and not properly withdrawn prior to any then scheduled Expiration Date), together with the Shares then beneficially owned by Parent or Purchaser (if any), represents at least a majority of:

(i) all Shares then outstanding (including any shares held in escrow and any Restricted Stock), plus

(ii) all Shares issuable upon the exercise, conversion or exchange of any Options, Warrants, Convertible Notes, SARs, RSUs, or other rights to acquire Shares then outstanding (other than Options that have an Adjusted Exercise Price that is greater than the Offer Price) regardless of whether or not then vested (collectively, the “Minimum Condition”).

(2) Furthermore, Purchaser shall not be obligated to accept for payment, and, subject to the rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), shall not be obligated to pay for, or may delay the acceptance for payment of or payment for, any validly tendered Shares pursuant to the Offer (and not theretofore accepted for payment or paid for), if:

(i) immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), any waiting period under the HSR Act applicable to the Transactions has not expired or terminated (the “HSR Condition”); or

(ii) upon the expiration of the Offer and before acceptance of any such Shares for payment (the “Offer Expiration Time”), any of the following events or conditions exists and is continuing at the scheduled Expiration Date, regardless of the circumstances giving rise to such events or conditions:

(a) any Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or the Merger or making the consummation of the Offer or the Merger illegal and any Governmental Authority shall have instituted any proceeding seeking any such Restraint, in each case, that shall not have been vacated, withdrawn or overturned;

(b) (i) any representation or warranty of the Company set forth in Sections 3.2(a) and (c) (other than for de minimis inaccuracies) of the Agreement shall not be true and correct in all respects as of the date of this Agreement and as of the Offer Expiration Time as if such representation or warranty were made as of the Offer Expiration Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

(ii) any representation or warranty of the Company set forth in Sections 3.1, 3.3, 3.12(l), 3.20, 3.21 or 3.22 of the Agreement (A) that is qualified by the words “material,” “materially,” “in all material respects,” “in any material respect,” “Company Material Adverse Effect” or by words of similar affect (each a “Materiality Qualifier”) shall not be true and correct in all respects as of the date of this Agreement and as of the Offer Expiration Time as if such representation or warranty were made as of the Offer Expiration Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date) and (B) that is not qualified by a Materiality Qualifier shall not be true and correct in all material respects as of the date of this Agreement and as of the Offer Expiration Time as if such representation or warranty were made as of the Offer Expiration Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date); or

(iii) any representation or warranty of the Company (other than those referred to in paragraphs (i) and (ii) above of this subsection (2)(ii)(b)) shall not be true and correct in all respects as of the date of this Agreement and as of the Offer Expiration Time as if such representation or warranty were made as of the Offer Expiration Time (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), except, in the case of this paragraph (iii) for such failures to be true and correct as would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, that for purposes of this paragraph (iii) no effect shall be given to any Materiality Qualifier contained in such representations and warranties, which representations and warranties shall be read for this purpose as though such qualifications or limitations were not contained therein;

(c) the Company shall breach or fail to perform or comply with, in any material respect, any obligation, covenant or agreement to be performed or complied with by it under the Merger Agreement prior to the expiration of the Offer, and such breach or failure, if curable, shall not have been cured in all material respects prior to the expiration of the Offer;

(d) the Company shall have failed to deliver to Parent a certificate, dated as of the Expiration Date, signed by the chief executive officer and the chief financial officer of the Company and certifying as to the satisfaction by the Company of the conditions specified in subsection (2)(ii)(b) of this Annex I and subsection (2)(ii)(c) of this Annex I;

(e) the Merger Agreement shall have been terminated in accordance with its terms;

(f) there shall have occurred and be continuing a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York (the “Banking Moratorium Condition”); or

(g) Since the date of the Merger Agreement, there has been or occurred any Company Material Adverse Effect that shall be continuing.

The capitalized terms used and not defined in this Annex I shall have the meanings set forth in the agreement to which this Annex I is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is attached.

Exhibit A-1

Form of Support Agreement (Director)

SUPPORT AGREEMENT

(DIRECTOR)

This SUPPORT AGREEMENT (this “Agreement”), dated June 22, 2009, is by and among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), Mastiff Acquisition Corp., a Delaware corporation (“Purchaser”), and                      (the “Securityholder”), a securityholder of Monogram Biosciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to conduct a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Certain Definitions. For purposes of this Agreement:

(a) “Applicable Foreign Competition Laws” means laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

(b) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(c) “Encumbrances” means any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on title, transfer, or exercise of any rights as a stockholder of the Company.

(d) “Exchange Act” means the Securities Exchange Act of 1934.

(e) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(f) The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder: (i) is the record holder of such security, or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership”

of shares of Common Stock issuable upon the exercise of any Option until the exercise of such Option and the actual issuance of such shares of Common Stock (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(g) “Permitted Transferee” means (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of the Securityholder, (ii) any charitable organization described in Section 170(c) of the Internal Revenue Code, (iii) any trust, the beneficiaries of which include only the persons named in clause (i) or (ii), or (iv) any corporation, limited liability company or partnership, the stockholders, members and general or limited partners of which include only the persons named in clause (i) or (ii).

(h) “Shares” means: (i) all shares of Common Stock Owned by the Securityholder as of the date of this Agreement; (ii) all additional shares of Common Stock of which the Securityholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement (including through the exercise of any Options).

(i) “Subject Securities” means (i) all securities of the Company (including all shares of Common Stock and all options, warrants and other rights to acquire shares of Common Stock) Owned by the Securityholder as of the date of this Agreement; and (ii) all additional securities of the Company (including additional shares of Common Stock and all additional options, warrants and other rights to acquire shares of Common Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement.

(j) Capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement.

Section 2 Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Parent and Purchaser, as follows:

(a) As of the date of this Agreement: (i) the Securityholder Owns, and has good and marketable title to, free and clear of all Encumbrances, the number of outstanding shares of Common Stock set forth under the heading “Outstanding Shares Held of Record or Beneficially Owned” on Schedule I hereto; (ii) the Securityholder holds, free and clear of all Encumbrances, the Options set forth under the heading “Options and Exercise Prices” on Schedule I hereto; (iii) the Securityholder Owns the additional securities of the Company set forth under the heading “Additional Securities Owned” on Schedule I hereto; (iv) the Securityholder does not Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on Schedule I hereto; and (v) the Securityholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6, 7, 8 and 9 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of capital stock, options, warrants, rights or other securities of the Company set forth on Schedule I hereto, with no material limitations qualification or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

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(b) The Securityholder has the legal capacity and authority to execute and deliver this Agreement and to perform the Securityholder’s obligations hereunder and to consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Securityholder of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby have been duly and validly authorized by the Securityholder, and no other actions or proceedings on the part of the Securityholder are necessary to authorize the execution and delivery by the Securityholder of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby. Assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which the Securityholder or the Securityholder’s assets are bound, except for any such violation, default or conflict that would not adversely affect or materially delay the ability of the Securityholder to carry out the Securityholder’s obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Securityholder, except for applicable requirements, if any, of the Exchange Act, blue sky laws, the HSR Act, Applicable Foreign Competition Laws, and state takeover laws.

Section 3 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Securityholder as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and, assuming due authorization, execution and delivery by Securityholder, constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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(c) The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with (x) any provisions of the organizational documents of Parent or Purchaser or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Parent or Purchaser is a party or by which Parent or Purchaser or their assets are bound, except for any such violation, default or conflict that would not adversely affect or materially delay the ability of Parent and Purchaser to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or Purchaser, except for applicable requirements, if any, of the Exchange Act, blue sky laws, the HSR Act, Applicable Foreign Competition Laws, and state takeover laws.

(d) Purchaser is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof.

Section 4 Tender of the Shares.

(a) Unless this Agreement shall have been terminated in accordance with its terms, the Securityholder hereby agrees that it shall (i) tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be tendered, into the Offer promptly following the commencement of the Offer, and in any event no later than the tenth business day prior to the Initial Expiration Date, or if the Securityholder has not received the Offer Documents by such time, within two business days following receipt of such documents but in any event prior to the Expiration Date, free and clear of all Encumbrances and (ii) not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time (except following the termination or expiration of the Offer without Purchaser purchasing all shares of Common Stock tendered pursuant to the Offer in accordance with its terms). If the Securityholder acquires Ownership of Shares after the date hereof, the Securityholder shall (i) tender or cause to be tendered such Shares on or before the tenth business day following the commencement of the Offer, or, if later, on or before the second business day after such acquisition but in any event prior to the Expiration Date and (ii) not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time (except following the termination or expiration of the Offer without Purchaser purchasing all shares of Common Stock tendered pursuant to the Offer in accordance with its terms).

(b) If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of the Securityholder’s Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return to the Securityholder all Shares tendered by the Securityholder in the Offer.

Section 5 Transfer of the Subject Securities. Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 4 hereof), the Securityholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any or all of the Subject Securities or any right or

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interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Securities; (d) deposit any of the Subject Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Securities; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the Securityholder shall have the right to Transfer the Shares to a Permitted Transferee of the Securityholder if such Permitted Transferee shall have first agreed in writing to be bound by this Agreement.

Section 6 Waiver of Appraisal Rights. Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Securityholder may have by virtue of, or with respect to, the Subject Securities.

Section 7 Restriction on Exercise of Out-of-the-Money Options. Without the prior written consent of Parent or Purchaser, the Securityholder shall not exercise any outstanding unexercised Option that has an Adjusted Exercise Price that is equal to or greater than the Offer Price.

Section 8 Covenant to Vote. The Securityholder hereby agrees that at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Securityholder shall cause its Shares (if any) to be voted:

(a) in favor of adoption and approval of the Merger Agreement and the Transactions, including the Merger;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Transactions, including the Merger;

(c) except as otherwise agreed to in writing in advance by Parent, against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger; and

(d) against any Takeover Proposal.

Section 9 Irrevocable Proxy. To secure the Securityholder’s obligations to vote his or her Shares in accordance with this Agreement, the Securityholder hereby appoints, until the termination of this Agreement, F. Samuel Eberts III, William B. Hayes and Sandra D. van der Vaart of Parent, or any of them from time to time, or their designees, as the Securityholder’s true and lawful proxy and attorney-in-fact, with the power to act alone and with full power of substitution, to vote all of the Securityholder’s Shares on matters and in the manner set forth in Section 8 of this Agreement (but not on any other matters) and to execute all appropriate instruments consistent with this Agreement on behalf of the Securityholder if, and only if, such Securityholder fails to vote all of such Securityholder’s Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of Parent’s written

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request for such Securityholder’s written consent or signature. The proxy and power granted by the Securityholder pursuant to this Section are coupled with an interest and are given to secure the performance of the Securityholder’s duties under this Agreement. Such proxy and power will be irrevocable for the term hereof. The proxy and power will survive the death, incompetency and disability of the Securityholder or any other individual holder of the Shares.

Section 10 No Solicitation. The Securityholder shall not and shall not authorize or permit its representatives to take any action that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement. It is understood that this Section 10 limits the rights of the Securityholder only to the extent that the Securityholder is acting in the Securityholder’s capacity as a Securityholder. Nothing herein shall be construed as preventing the Securityholder from fulfilling the Securityholder’s obligations as a director or officer of the Company (including, subject to the limitations contained in Sections 5.2 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Securityholder).

Section 11 Further Assurances. Each of Parent, Purchaser and the Securityholder shall execute and deliver any additional documents and take such further actions as may reasonably be necessary to consummate the transactions contemplated hereby.

Section 12 Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 12, Section 6, Section 13 and Section 15 shall survive any termination of this Agreement.

Section 13 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, provided that the Company shall pay the legal expenses of the Securityholders associated with the negotiation and preparation of this Agreement.

Section 14 Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such securities).

Section 15 Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto:

with a copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1900

Facsimile: (858) 550-6420

Attention: Steven M. Przesmicki

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If to Parent or Purchaser, to:

Laboratory Corporation of America Holdings

430 South Spring Street

Burlington, North Carolina 27215

Telecopy No.: (336) 226-3835

Attention: General Counsel

with a copy to:

Hogan & Hartson L.L.P.

111 South Calvert Street, Suite 1600

Baltimore, MD 21202

Telephone: 410-659-2700

Facsimile: 410-539-6981

Attention: Michael J. Silver

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

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(f) Assignment. Except to the extent permitted in Section 5 with respect to the Transfer of Shares by the Securityholder to a Permitted Transferee, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Purchaser and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
Title:

PURCHASER:

MASTIFF ACQUISITION CORP.

By:
Name:
Title:

SECURITYHOLDER:

Printed Name

Signature

[Signature Page to Support Agreement]

SCHEDULE I

Address	Outstanding Shares Held of Record or Beneficially Owned	Options and Exercise Prices	Additional Securities Owned

Exhibit A-2

Form of Support Agreement (Executive Officer)

SUPPORT AGREEMENT

(EXECUTIVE OFFICERS)

This SUPPORT AGREEMENT (this “Agreement”), dated June 22, 2009, is by and among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), Mastiff Acquisition Corp., a Delaware corporation (“Purchaser”), and                      (the “Securityholder”), a securityholder of Monogram Biosciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to conduct a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Certain Definitions. For purposes of this Agreement:

(a) “Applicable Foreign Competition Laws” means laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

(b) “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(c) “Encumbrances” means any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on title, transfer, or exercise of any rights as a stockholder of the Company.

(d) “Exchange Act” means the Securities Exchange Act of 1934.

(e) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(f) The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder: (i) is the record holder of such security, or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership”

of shares of Common Stock issuable upon the exercise of any Option until the exercise of such Option and the actual issuance of such shares of Common Stock (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(g) “Permitted Transferee” means (i) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of the Securityholder, (ii) any charitable organization described in Section 170(c) of the Internal Revenue Code, (iii) any trust, the beneficiaries of which include only the persons named in clause (i) or (ii), or (iv) any corporation, limited liability company or partnership, the stockholders, members and general or limited partners of which include only the persons named in clause (i) or (ii).

(h) “Shares” means: (i) all shares of Common Stock Owned by the Securityholder as of the date of this Agreement; (ii) all additional shares of Common Stock of which the Securityholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement (including through the exercise of any Options).

(i) “Subject Securities” means (i) all securities of the Company (including all shares of Common Stock and all options, warrants and other rights to acquire shares of Common Stock) Owned by the Securityholder as of the date of this Agreement; and (ii) all additional securities of the Company (including additional shares of Common Stock and all additional options, warrants and other rights to acquire shares of Common Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement.

(j) Capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement.

Section 2 Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Parent and Purchaser, as follows:

(a) As of the date of this Agreement: (i) the Securityholder Owns, and has good and marketable title to, free and clear of all Encumbrances, the number of outstanding shares of Common Stock set forth under the heading “Outstanding Shares Held of Record or Beneficially Owned” on Schedule I hereto; (ii) the Securityholder holds, free and clear of all Encumbrances, the Options set forth under the heading “Options and Exercise Prices” on Schedule I hereto; (iii) the Securityholder Owns the additional securities of the Company set forth under the heading “Additional Securities Owned” on Schedule I hereto; (iv) the Securityholder does not Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on Schedule I hereto; and (v) the Securityholder has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 4, 5, 6, 7, 8 and 9 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of capital stock, options, warrants, rights or other securities of the Company set forth on Schedule I hereto, with no material limitations qualification or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

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(b) The Securityholder has the legal capacity and authority to execute and deliver this Agreement and to perform the Securityholder’s obligations hereunder and to consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Securityholder of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby have been duly and validly authorized by the Securityholder, and no other actions or proceedings on the part of the Securityholder are necessary to authorize the execution and delivery by the Securityholder of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby. Assuming due authorization, execution and delivery by Parent and Purchaser, this Agreement constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by the Securityholder of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Securityholder is a party or by which the Securityholder or the Securityholder’s assets are bound, except for any such violation, default or conflict that would not adversely affect or materially delay the ability of the Securityholder to carry out the Securityholder’s obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Securityholder, except for applicable requirements, if any, of the Exchange Act, blue sky laws, the HSR Act, Applicable Foreign Competition Laws, and state takeover laws.

Section 3 Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Securityholder as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and, assuming due authorization, execution and delivery by Securityholder, constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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(c) The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with (x) any provisions of the organizational documents of Parent or Purchaser or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Parent or Purchaser is a party or by which Parent or Purchaser or their assets are bound, except for any such violation, default or conflict that would not adversely affect or materially delay the ability of Parent and Purchaser to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or Purchaser, except for applicable requirements, if any, of the Exchange Act, blue sky laws, the HSR Act, Applicable Foreign Competition Laws, and state takeover laws.

(d) Purchaser is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof.

Section 4 Transfer of the Subject Securities. Prior to the termination of this Agreement, except as otherwise provided herein, the Securityholder shall not: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any or all of the Subject Securities or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Securities; (d) deposit any of the Subject Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Securities; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the Securityholder shall have the right to Transfer the Shares to a Permitted Transferee of the Securityholder if such Permitted Transferee shall have first agreed in writing to be bound by this Agreement.

Section 5 Waiver of Appraisal Rights. Securityholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Securityholder may have by virtue of, or with respect to, the Subject Securities.

Section 6 Restriction on Exercise of Out-of-the-Money Options. Without the prior written consent of Parent or Purchaser, the Securityholder shall not exercise any outstanding unexercised Option that has an Adjusted Exercise Price that is equal to or greater than the Offer Price.

Section 7 Covenant to Vote. The Securityholder hereby agrees that at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Securityholder shall cause its Shares to be voted:

(a) in favor of adoption and approval of the Merger Agreement and the Transactions, including the Merger;

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(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Transactions, including the Merger;

(c) except as otherwise agreed to in writing in advance by Parent, against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger; and

(d) against any Takeover Proposal.

Section 8 Irrevocable Proxy. To secure the Securityholder’s obligations to vote his or her Shares in accordance with this Agreement, the Securityholder hereby appoints, until the termination of this Agreement, F. Samuel Eberts III, William B. Hayes and Sandra D. van der Vaart of Parent, or any of them from time to time, or their designees, as the Securityholder’s true and lawful proxy and attorney-in-fact, with the power to act alone and with full power of substitution, to vote all of the Securityholder’s Shares on matters and in the manner set forth in Section 7 of this Agreement (but not on any other matters) and to execute all appropriate instruments consistent with this Agreement on behalf of the Securityholder if, and only if, such Securityholder fails to vote all of such Securityholder’s Shares or execute such other instruments in accordance with the provisions of this Agreement within five (5) days of Parent’s written request for such Securityholder’s written consent or signature. The proxy and power granted by the Securityholder pursuant to this Section are coupled with an interest and are given to secure the performance of the Securityholder’s duties under this Agreement. Such proxy and power will be irrevocable for the term hereof. The proxy and power will survive the death, incompetency and disability of the Securityholder or any other individual holder of the Shares.

Section 9 No Solicitation. The Securityholder shall not and shall not authorize or permit its representatives to take any action that the Company is prohibited from taking pursuant to Section 5.2 of the Merger Agreement. It is understood that this Section 9 limits the rights of the Securityholder only to the extent that the Securityholder is acting in the Securityholder’s capacity as a Securityholder. Nothing herein shall be construed as preventing the Securityholder from fulfilling the Securityholder’s obligations as a director or officer of the Company (including, subject to the limitations contained in Sections 5.2 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Securityholder).

Section 10 Further Assurances. Each of Parent, Purchaser and the Securityholder shall execute and deliver any additional documents and take such further actions as may reasonably be necessary to consummate the transactions contemplated hereby.

Section 11 Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 11, Section 5, Section 12 and Section 14 shall survive any termination of this Agreement.

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Section 12 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, provided that the Company shall pay the legal expenses of the Securityholders associated with the negotiation and preparation of this Agreement.

Section 13 Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such securities).

Section 14 Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto:

with a copy to:

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121-1900

Facsimile: (858) 550-6420

Attention: Steven M. Przesmicki

If to Parent or Purchaser, to:

Laboratory Corporation of America Holdings

430 South Spring Street

Burlington, North Carolina 27215

Telecopy No.: (336) 226-3835

Attention: General Counsel

with a copy to:

Hogan & Hartson L.L.P.

111 South Calvert Street, Suite 1600

Baltimore, MD 21202

Telephone: 410-659-2700

Facsimile: 410-539-6981

Attention: Michael J. Silver

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(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(f) Assignment. Except to the extent permitted in Section 4 with respect to the Transfer of Shares by the Securityholder to a Permitted Transferee, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

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(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, Parent, Purchaser and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

PARENT:

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
Title:

PURCHASER:

MASTIFF ACQUISITION CORP.

By:
Name:
Title:

SECURITYHOLDER:

Printed Name

Signature

[Signature Page to Support Agreement]

SCHEDULE I

Address	Outstanding Shares Held of Record or Beneficially Owned	Options and Exercise Prices	Additional Securities Owned

Exhibit B

Form of Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MONOGRAM BIOSCIENCES, INC.

ARTICLE I NAME

The name of this corporation is MONOGRAM BIOSCIENCES, INC. (the “Corporation”).

ARTICLE II REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at The Corporation Trust Center, 1209 Orange Street in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.

ARTICLE III PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE IV CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 30,000,000 all of one class, having a par value of $.001 per share, all of which such shares shall be Common Stock.

4.2. Common Stock

4.2.1. Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.2. Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.3. Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

ARTICLE V BOARD OF DIRECTORS

5.1. Conduct of Business; Number of Directors

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

5.2. Classified Board

The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

5.3. Vacancies

(a) Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

(b) If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

(c) At any time or times that the Corporation is subject to Section 2115(b) of the California General Corporation Law (the “CGCL”), if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

(i) Any holder or holders of an aggregate of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

(ii) The Superior Court of the proper county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.

5.4. Limitation of Liability

(a) The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

(b) This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times the Corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL.

(c) Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VI AMENDMENT OF BYLAWS

The Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the Corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

(a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (b) of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

(b) Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.